UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GOLD ENERGY, LLC
(Name of small business issuer in its charter)

North Dakota	2860	20-2852457
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
1183 6th Street South, Wahpeton, North Dakota 58075
(701) 672-2006
(Address and telephone number of principal executive offices and principal place of business)
Les Nesvig, Chairman of the Board
1183 6th Street, South
Wahpeton, North Dakota 58075
(701) 672-2006
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
William E. Hanigan
Miranda L. Hughes
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of	Maximum Number	Proposed maximum	Proposed maximum	Amount of
securities to be	of Units to be	offering price per	aggregate offering	registration fee
registered	Registered	unit	price
Membership Units	75,000	$1,000	$75,000,000	$8,025

[1]	Determined pursuant to Section 6(b) of the Securities Act of 1933, Rule 457(o) and Fee Rate Advisory #5 for Fiscal Year 2006.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
Dated November 30, 2005
     The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
GOLD ENERGY, LLC
A North Dakota Limited Liability Company
[Effective Date]
The Securities being offered by Gold Energy, LLC are Limited Liability Company Membership Units

Minimum Offering Amount	$33,000,000	Minimum Number of Units	33,000
Maximum Offering Amount	$75,000,000	Maximum Number of Units	75,000
Offering Price: $1,000 per Unit
Minimum Purchase Requirement: 25 Units ($25,000)
Additional Increments: 1 Unit ($1,000)
     We are offering limited liability company membership units in Gold Energy, LLC, a North Dakota limited liability company. We intend to use the offering proceeds to develop, construct and operate a 100 million gallon per year dry mill corn-processing ethanol plant in western Minnesota or eastern North Dakota. We estimate the total project, including operating capital, will cost approximately $135,500,000. We expect to use debt financing to complete project capitalization.
     We are offering the units for a purchase price of $1,000 per unit. The minimum purchase requirement is 25 units for a minimum investment of $25,000, with additional increments of one unit. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year date]. If we decide to abandon the project for any reason, we will terminate the offering.
     Investments will be held in escrow until the earliest of (1) our receipt of $33,000,000 or more in offering cash proceeds and a written debt financing commitment for an amount ranging from $59,450,000 to $101,450,000, depending on the equity raised, including the $1,050,000 we raised in the seed capital offering; (2) [one year from the effective date of this registration statement]; or (3) termination of the offering. Even if we successfully close the offering by selling at least the minimum number of units by [one year from the effective date of this registration statement], we may have to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow. We are selling the units directly to investors on a best efforts basis without using an underwriter.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are speculative securities and involve a significant degree of risk (see “RISK FACTORS” starting on page 6), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.

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PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.
The Company
     We are a North Dakota limited liability company. We were initially organized on May 11, 2005 as a Minnesota limited liability company with the name of Red River, Energy, LLC. We then changed our name to Gold Energy, LLC. On November 29, 2005 we organized a North Dakota limited liability company and merged the two entities with the North Dakota entity as the surviving entity. The North Dakota entity assumed all the assets and liabilities of the Minnesota company and the Minnesota company ceased existence as a separate entity. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 1183 6th Street South, Wahpeton, ND 58075. Our telephone number is (701) 672-2006.
     We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 100 million gallon per year dry mill corn-processing ethanol plant to be located in western Minnesota or eastern North Dakota. We do not expect to generate any revenue until we begin operating the proposed ethanol plant.
The Offering
     We are offering a minimum of 33,000 units and a maximum of 75,000 units at a purchase price of $1,000 per unit. You must purchase a minimum of 25 units to participate in the offering. You may purchase any number of additional units subject to the 30% ownership limitation in our member control agreement. Our minimum offering amount is $33,000,000 and our maximum offering amount is $75,000,000. The offering will begin as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering. After the offering, there will be 77,100 units issued and outstanding if we sell the maximum number of units offered in this offering and 35,100 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 2,100 of seed capital units issued in our previous private placement.
     We plan to register the offering only with the Minnesota, South Dakota and North Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Minnesota, South Dakota and North Dakota. This limitation may result in the offering being unsuccessful. The governors and officers identified on page 6 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our governors and officers for these sales.
The Project
     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate 100 million gallon per year dry mill corn-processing ethanol plant in western Minnesota or eastern North Dakota. We expect the ethanol plant will annually process approximately 36 million bushels of corn into 100 million gallons of ethanol, 321,429 tons of distillers grains for animal feed and 296,000 tons of carbon dioxide per year. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc., of Granite Falls, Minnesota. Distillers grains and carbon dioxide are the principal by-products of the ethanol manufacturing process.

     We have entered into a non-binding amended letter of intent with Fagen, Inc., for the design and construction of our proposed ethanol plant for a price of $105,997,000 exclusive of any change orders we may approve. However, under the terms of the letter of intent, if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent. We expect Fagen, Inc. to build our plant using technology developed by ICM, Inc., of Colwich, Kansas. Fagen, Inc. and ICM, Inc. have developed, designed and built numerous ethanol plants throughout the country. We expect to execute a definitive design-build agreement with Fagen, Inc., which will set forth in detail the design and construction services provided by Fagen, Inc., in exchange for a lump sum price equal to the $105,997,000 plus any required adjustment as set forth in our letter of intent. Construction of the project is expected to take 16-18 months from the date our offering closes. Our anticipated completion date is scheduled for fall 2007.
     Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant. However, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.
Our Financing Plan
     We estimate the total project will cost approximately $135,500,000. This is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to build and operate. Our letter of intent with Fagen, Inc. provides that the proposed plant will cost $105,997,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up will cost approximately an additional $29,503,000. However, except for our non-binding letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. In addition, our letter of intent with Fagen, Inc. provides for an adjustment to the construction price in certain circumstances. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant.
     We raised $1,050,000 of seed capital in a private placement for the purpose of funding our developmental, organizational and offering expenses. We intend to raise a minimum of $33,000,000 and a maximum of $75,000,000 in this offering. Including the $1,050,000 we raised in the seed capital offering and depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing, grants and other incentives ranging from approximately $59,450,000 to $101,450,000 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.
     Even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;
•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
Financial Information
     We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in Gold Energy, LLC and Our Member Control Agreement
     If you purchase 25 or more of our units, you will become a member in Gold Energy, LLC upon approval by our board of governors and your written agreement to be bound by our member control agreement. (Unlike most jurisdictions where the governing board of a company is made up of “directors”, in North Dakota, where we are organized, directors are called “governors”.) Our member control agreement governs Gold Energy, LLC, our board of governors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the member control agreement, and electing future governors.
     The transfer of units is restricted by our member control agreement, which, except in limited circumstances, does not allow unit transfers until 90 days after financial close of our project. “Financial Close” means the actual closing (execution and delivery of all required documents) with our project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lender(s) or which is deemed necessary or prudent in the sole discretion of our governors.
     Our member control agreement states that we will generally distribute profits and losses to our unit holders based upon the ratio each unit holder’s units bear to the total units outstanding.
     We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income and losses to unit holders.
Suitability of Investors
     Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Subscription Period
     The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering. We may admit members to Gold Energy, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.

Subscription Procedures
     Before purchasing any units, investors must:
•	read and complete the subscription agreement included as exhibit C to this prospectus;

•	draft a check payable to “Bremer Trust, N.A., Escrow Agent for Gold Energy, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account;

•	sign a full recourse promissory note and security agreement for the remaining balance of the purchase price; and

•	deliver to us these items along with an executed copy of the signature page to our member control agreement.
     Once we sell the minimum aggregate offering amount of $33,000,000, we will give written demand for payment and you will have 30 calendar days to pay the balance of the purchase price. If we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase.
     Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel the agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus, exhibits and any supplements, agrees to be bound by the member control agreement, and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully and in its entirety.
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Bremer Trust, N.A., as escrow agent, under a written amended and restated escrow agreement. Bremer Trust, N.A. is acting only as an escrow agent in connection with the offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of the securities being offered. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds the minimum offering amount of $33,000,000, exclusive of interest; (2) we obtain a written debt financing commitment for debt financing ranging from $59,450,000 to $101,450,000 depending on the level of equity raised; (3) we elect, in writing, to terminate the amended and restated escrow agreement; and (4) the Bremer Trust, N.A. provides an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
     You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend, subject to certain terms and conditions and subject to the negotiation, execution and delivery of loan and loan-related documentation satisfactory to the lender. The agreement is conditional and a lender could later decline the loan if the terms and conditions set forth in the debt financing commitment letter are not satisfied.
     We will terminate the escrow account and your investment will be promptly returned to you plus nominal interest, less a deduction for escrow agent fees, if we terminate the offering prior to the ending date or if we have not sold the minimum number of units (33,000) and received the initial 10% minimum offering amount ($3,300,000) in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, receive the initial 10% minimum offering amount in cash and notify the purchasers of their obligation to pay the 90% balance on the purchase price prior to [one year from the effective date of this registration statement], then the escrow account will continue for a period of three months from the one-year date to allow us to collect the outstanding 90%. If cash proceeds deposited in our escrow account do not equal or exceed the minimum offering amount of $33,000,000 at the end of the three month period, the escrow account will terminate and we will promptly return your investment plus nominal interest less a deduction for escrow agent fees. None of the principal deposited in the escrow account will be used to pay escrow fees. This means that if we have to terminate the escrow account and return your investment, you will not receive less than the full amount of your original investment. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this prospectus] or the sale of the maximum number of units.
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 6 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:
•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•	We are very dependent on Fagen, Inc. and ICM, Inc. for the construction, design and technology for our plant and any loss of our relationships with Fagen, Inc. and ICM, Inc. may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our governors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of governors and officers; and

•	We may have to close the offering prior to [one year from effective date of this registration statement] if we have not sold the minimum offering amount of $33,000,000 or we have not received a written debt financing commitment ranging from $59,450,000 to $101,450,000, which will be necessary to fully capitalize the project.
     No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     These securities have not been requested under the securities laws of any state other than the states of North Dakota, Minnesota and South Dakota and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our member control agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (701) 672-2006, or at our business address: Gold Energy, LLC, 1183 6th Street South, Wahpeton, ND 58075. Also, you may contact any of the following governors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Les Nesvig	Chairman, President and Governor	701-883-5783
Dan Skolness	Vice Chairman, Vice President and Governor	218-532-2216
Randy Schneider	Treasurer and Governor	701-222-4100
Lance Peterson	Secretary and Governor	218-826-6759
Michelle Swenson	Governor	218-685-4681
Shaun Beauclair	Governor	218-478-3333
Blane Benedict	Governor	218-789-7819
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
     We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $33,000,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $33,000,000 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Minnesota, South Dakota and North Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Minnesota, South Dakota and North Dakota. Our governors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and most of our governors have limited or no experience with public offerings of securities. There can be no assurance that our governors will be successful in securing investors for the offering.
Proceeds of this offering are subject to promissory notes due after the offering is closed.
     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $33,000,000 and we have received a written debt financing commitment. The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to become a member in Gold Energy, LLC, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $33,000,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors.
Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Gold Energy, LLC. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Gold Energy, LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Gold Energy, LLC and demand a cash payment from us.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Gold Energy, LLC.
     We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $1,050,000 we raised in our seed capital offering and depending on the level of equity raised in this offering, we expect to require approximately $59,450,000 to $101,450,000 in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
     If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.

     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to Gold Energy, LLC as a Development-Stage Company
Gold Energy, LLC has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that Gold Energy, LLC can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our founding members, who also serve as our initial governors. Most of these individuals are experienced in business generally but the majority have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Many of the governors have no expertise in the ethanol industry. In addition, certain governors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such governors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of governors.
We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.

     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
     For the period of May 11, 2005 through September 30, 2005, we incurred an accumulated net loss of $161,423. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of governors and until the plant is built, your only recourse to replace these governors will be through amendment to our member control agreement.
     Our member control agreement provides that the initial board of governors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of governors could serve for an extended period of time. In that event, your only recourse to replace these governors would be through an amendment to our member control agreement which could be difficult to accomplish.
Risks Related to Construction of the Ethanol Plant
We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant, however, we currently have no binding agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with

Fagen, Inc. to construct the plant. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. Fagen, Inc. and ICM, Inc. and their affiliates, may have a conflict of interest with us because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen, Inc. will construct the plant for a contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $105,997,000 with additional start-up and development costs of approximately $29,503,000 for a total project completion cost of approximately $135,500,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Under the terms of the letter of intent we signed with Fagen, Inc., if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent. The price of steel could affect the final cost of construction of the ethanol plant. In addition, shortages of steel could affect the final completion date of the project. In addition, rebuilding from the various hurricanes that have struck the gulf coast this fall has caused a shortage of cement and labor. A shortage in the supply of cement may increase the cost of cement or delay the construction of our plant. A shortage in labor can result in increased costs for the labor available or in an inability to find sufficient labor to complete our project, thereby delaying the construction of our plant. Advances and changes in technology may require changes to our current plans in order to remain competitive. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
     We currently expect our plant to be operating by fall 2007; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., Fagen, Inc. would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.

The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     Our board of governors is currently exploring the feasibility of sites in western Minnesota and eastern North Dakota. Our board of governors reserves the right to select the location of the plant site, in their sole discretion, for any reason. Once a plant site is selected, there can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. We do not anticipate Fagen, Inc. to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.
Risks Related to Ethanol Production
Changes in the prices of corn, ethanol and distillers grains can be volatile and these changes will significantly impact our financial performance and the value of your investment.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and by the selling price for ethanol and distillers grains. Changes in the price and supply of these commodities are subject to and determined by market forces over which we have no control. Higher corn prices will produce lower profit margins. If we experience a sustained price increase in the cost of corn, our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment. In addition, the price of ethanol has recently declined. If we experience a sustained price decrease in ethanol sales, our profit margins may decrease or be eliminated and you may lose some or all of your investment as a result.
     Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If a period of high corn prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.
     Our revenues will be exclusively dependent on the market prices for ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
     We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.
     Adequate energy and water is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy and water resources and we may have to pay more than we expect to access efficient energy and water resources. As a result, our ability to make a profit may decline.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire or contract with a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect to do our own distillers grains marketing by selling locally to livestock markets in approximately the 100 miles surrounding our plant. However, if the local livestock markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with one or more brokers to market and sell a portion or all of our distillers grains. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.
Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
Risks Related to Ethanol Industry
Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.
As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines and takes more energy to produce than it contributes may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment.
     Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.
Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone. Ethanol imported from

Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action
Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
     Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 100 million gallons of ethanol, we do not expect to qualify for this tax credit which could hinder our ability to compete with other plants who will receive the tax credit.
A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.
     We do not anticipate a problem receiving all required environmental permits. However, if for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.
     Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Investors in this offering will experience immediate and substantial dilution as a result of this offering.
     Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (33,000) at the public offering price of $1,000 per unit, you will incur immediate dilution of $37.28 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (75,000) at the public offering price of $1,000 per unit, you will incur immediate dilution of $16.97 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
     The units are subject to substantial transfer restrictions pursuant to our member control agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.
There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of governors, subject to the provisions of the North Dakota Limited Liability Company Act, our Member Control Agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are a North Dakota limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.
The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging the Company’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
Risks Related to Conflicts of Interest
Our governors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Our governors and officers have other management responsibilities and business interests apart from our project. Therefore, our governors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the governors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicting financial interests with Fagen, Inc., which could cause Fagen, Inc. to put its financial interests ahead of ours.
     Fagen, Inc. is expected to advise our governors and has been, and is expected to be, involved in substantially all material aspects of our formation, capital formation and operations to date. In addition, Matt Sederstrom, a governor on our board and a member of Gold Energy, LLC, is an employee of Fagen, Inc. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc. (and, through Fagen, Inc., with ICM, Inc.), including our design-build letter of intent, have not been negotiated at arm’s length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as they could have been if obtained from unaffiliated third parties. Most of the cost of our project will be paid to Fagen, Inc. for the design and construction of our ethanol plant. Fagen, Inc. may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that Fagen, Inc. and/or ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”
     Fagen, Inc. and ICM, Inc., and their affiliates, may also have conflicts of interest because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
     Our board will have no independent governors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements with Fagen, Inc., will not be approved by independent governors since there are none at this time. We do not believe that this will pose a problem, however, because the governors’ investment interest in our plant is directly adverse to Fagen, Inc.’s interest in its contracts. These adverse interests constitute sufficient protection to justify our lack of independent governors.
We may have a conflict of interest with our project coordinator Michelle Swenson who is also a governor and a member.
     One of our governors, Michelle Swenson, is serving as our project coordinator and we are compensating her for these services on a monthly basis with the opportunity for a bonus. This arrangement could create a conflict of interest if Ms. Swenson puts her personal financial interest in obtaining this fee ahead of our best interests.
We may have a conflict of interest with Matt Sederstrom, one of our governors and members.
     Matt Sederstrom, one of our governors and members, is an employee of Fagen, Inc. A conflict of interest may be created if Matt Sederstrom puts his employer’s financial interest ahead of our best interests.
     We may have a conflict of interest with our project consultant BioEnergy Capital Consultants, LLC as it is a member in Gold Energy, LLC and one of its principals, Paul Casper, is a governor of the company.
     We have hired BioEnergy Capital Consultants, LLC as a consultant to assist us in raising capital for our project. BioEnergy Capital Consultants, LLC is a member of Gold Energy, LLC and one of its principals, Paul Casper, is one of our governors. This arrangement could create a conflict of interest if BioEnergy Capital Consultants, LLC or Paul Casper puts their financial interest ahead of our best interests.
     Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:
•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
     As of September 30, 2005, we had 2,100 outstanding units, which were sold to our seed capital investors for $500 per unit. The units, as of September 30, 2005, had a net tangible book value of $791,574 or $376.94 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $1,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $585.79 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $1,000 per unit, and an increase of at least $606.09 per unit if the maximum is sold at a price of $1,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $37.28 per unit in the net tangible book value of their units if the minimum is sold at a price of $1,000 per unit, and a decrease of at least $16.97 per unit if the maximum is sold at a price of $1,000 per unit.
     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offering. We have sold units to our seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering.

Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after September 30, 2005 or offering expenses related to this offering.

	Minimum	Maximum
• Pro forma net tangible book value per unit at September 30, 2005	$376.94	$376.94
• Increase in pro forma net tangible book value per unit attributable to the sale of 33,000 (minimum) and 75,000 (maximum) units at $1,000 per unit(1).	$585.79	$606.09
• Net tangible book value per unit at the close of offering, as adjusted for the sale of units	$962.72	$983.03
• Dilution per unit to new investors in this offering	$37.28	$16.97

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $33,000,000 and maximum offering amount of $75,000,000.
     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.
CAPITALIZATION
     We have issued a total of 2,100 units to our seed capital investors at a price of $500 per unit, for total unit proceeds of $1,050,000. If the minimum offering of $33,000,000 is attained, we will have total membership proceeds of $34,050,000 at the end of this offering, less offering expenses. If the maximum offering of $75,000,000 is attained, we will have total membership proceeds of $76,050,000 at the end of this offering, less offering expenses.
Capitalization Table
     The following table sets forth our capitalization at September 30, 2005 and our expected capitalization following this offering.

			Pro Forma (1)
	Actual		Minimum	Maximum
Long-term Debt(2)	$		$101,450,000	$59,450,000
Unit holders’ equity:		1,030,138	34,030,138	76,030,138
Accumulated deficit		(161,423)	(161,423)	(161,423)
Total Unit holder’s equity		868,715	33,868,715	75,868,715
Total Capitalization		$868,715	$135,318,715	$135,318,715

(1)	As adjusted to reflect the anticipated amount of long-term debt and receipt of gross proceeds from this offering prior to deducting offering expenses.

(2)	Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar ethanol plants. Our estimated long-term debt will be reduced by any grants and other incentives we receive.
     Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 16 to 18 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of governors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
     The following table summarizes important financial information from our September 30, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception
(May 11, 2005) to
September 30, 2005
Statement of Operations Data:
Revenue	$—
Operating expenses:
Professional and consulting fees	46,323
General and administrative	119,870

Total operating expenses	161,193

Operating Loss	(166,193)

Other Income	4,770

Net Loss	$(161,423)

September 30,
2005
Balance Sheet Data:
Assets:
Cash and equivalents	$904,625
Net equipment	8,146
Deferred offering costs	77,151
Land options	6,000

Total Assets	$995,922

Liabilities and members’ equity:
Current liabilities	$127,207
Total members’ equity	868,715

Total liabilities and members’ equity	$995,922

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are a North Dakota limited liability company. We were initially formed Red River Energy, LLC as a Minnesota limited liability company on May 11, 2005, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in western Minnesota or eastern North Dakota. We then changed our name to Gold Energy, LLC. On November 29, 2005, we organized a North Dakota limited liability company and merged the two entities with the North Dakota entity as the surviving entity. The North Dakota entity assumed all the assets and liabilities of the Minnesota company and the Minnesota company ceased existence as a separate entity. We do not expect to generate any revenue until the plant is completely constructed and operational.
     We have not chosen a site for our plant. We are looking at various potential plant sites located in eastern North Dakota and western Minnesota. We are currently considering possible plant sites in Wilkin County, Minnesota and Clay County, Minnesota, Richland County, North Dakota, and Cass County, North Dakota. On September 21, 2005 we executed a real estate option agreement with the Burdick N. Richardson Trust granting us an option to purchase 140 acres of land in Wilkin County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $1,050,000. Should we choose to exercise the option, the $5,000 option price will be credited to the purchase price of the land. This option expires on August 9, 2006 unless we choose to extend the option an additional six months for $2,500. On September 28, 2005, we entered into a real estate option agreement with the James, Dan and William Dotzenrod Farm Partnership granting us an option to purchase 120 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $1,000 for the option to purchase the land for $600,000. Should we choose to exercise the option, the $1,000 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless we choose to renew it for an additional six months at an extension price of $500. On October 7, 2005 we entered into a real estate option agreement with Hankinson Community Development Corporation granting us an option to purchase 80 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $2,500 for the option to purchase the land for $160,000. Should we choose to exercise the option, the $2,500 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless extended by us for an additional six months at an extension fee of $1,250. In addition, on October 7, 2005, Hankinson Community Development Corporation assigned to us its real estate option agreement with Earl Stoltenow and Albertine Stoltenow for 25 acres of land in Richland County, North Dakota. Under the terms of the assignment, we paid Hankinson Community Development Corporation $1,500 for the assignment. Under the terms of the option agreement we have the right to purchase the 25 acres for $125,000. The option expires on September 5, 2006 with the option to extend for an additional six months for an extension fee of $500. Our board of governors reserves the right to choose the location of the final plant site, in their sole discretion. We anticipate the final plant site will have access to both truck and rail transportation.
     Currently, our principal place of business is located at 1183 6th Street, Wahpeton, ND. On August 1, 2005, we entered into a lease of this commercial office space with Tri-State Aviation, Inc. Under the terms of the lease, we pay Tri-State Aviation, Inc. $150 per month. The term of the lease is for six months, which may be extended at our option.
     Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 36 million bushels of corn and annually produce approximately 100 million gallons of fuel grade ethanol and 321,429 tons of distillers grains for animal feed. We currently estimate that it will take 16 to 18 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.
     We expect the project will cost approximately $135,500,000 to complete. This includes approximately $105,997,000 to build the plant and an additional $29,503,000 in other capital expenditures and working capital. Except for the non-binding letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant. In addition, our letter of intent with Fagen, Inc. provides for an increase in the construction price in certain circumstances. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $135,500,000 to complete the project.
Project capitalization
     We raised $1,050,000 in our seed capital offering. We will not close our current offering until we have raised the minimum offering amount of $33,000,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $33,000,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $59,450,000 to a maximum of $101,450,000 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc., and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
Site acquisition and development
     We have not chosen a site for our plant. We are considering sites in eastern North Dakota and western Minnesota. On September 21, 2005 we executed a real estate option agreement with the Burdick N. Richardson Trust granting us an option to purchase 140 acres of land in Wilkin County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $1,050,000. Should we choose to exercise the option, the $5,000 option price will be credited to the purchase price of the land. This option expires on August 9, 2006 unless we choose to extend the option an additional six months for $2,500. On September 28, 2005, we entered into a real estate option agreement with the James, Dan and William Dotzenrod Farm Partnership granting us an option to purchase 120 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $1,000 for the option to purchase the land for $600,000. Should we choose to exercise the option, the $1,000 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless we choose to renew it for an additional six months at an extension price of $500. On October 7, 2005 we entered into a real estate option agreement with Hankinson Community Development Corporation granting us an option to purchase 80 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $2,500 for the option to purchase the land for $160,000. Should we choose to exercise the option, the $2,500 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless extended by us for an additional six months at an extension fee of $1,250. In addition, on October 7, 2005, Hankinson Community Development Corporation assigned to us its real estate option agreement with Earl Stoltenow and Albertine Stoltenow for 25 acres of land in Richland County, North Dakota. Under the terms of the assignment, we paid Hankinson Community Development Corporation $1,500 for the assignment. Under the terms of the option agreement we have the right to purchase the 25 acres for $125,000. The option expires on September 5, 2006 with the option to extend for an additional six months for an extension fee of $500. Our board of governors reserves the right to choose the location of the final plant site, in their sole discretion.
     During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, choosing our site plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,050,000 of seed capital. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

     On October 17, 2005, we entered into a service agreement with Moore Engineering, Inc., of North Dakota, to provide survey information to us for any prospective sites we may have. Under the terms of the agreement, we will pay Moore Engineering, Inc. for time and materials at a price not to exceed $7,000 for each site.
Plant construction and start-up of plant operations
     We expect to complete construction of the proposed plant and commence operations approximately 16 to 18 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas or propane and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $105,997,000 to construct the plant and a total of approximately $135,500,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grains marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
     We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. However, due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect current ethanol prices to be sustainable in the long term. Areas where demand may increase are new markets in New Jersey, Philadelphia, Baltimore, Boston, North Carolina, South Carolina, Michigan, Nashville, Baton Rouge and Houston. Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline by the year 2013. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state.
     We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In late July 2005, the U.S. House of Representatives and the U.S. Senate passed the Energy Policy Act of 2005 (the “Act”), containing a Renewable Fuel Standard (“RFS”). President George W. Bush signed the measure into law on August 8, 2005. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. The RFS will begin at 4 billion gallons in 2006, and increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Act is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this Act may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings in the long term.
     Although the Act did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create some additional demand in the short term, the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Act and a number of states, including California, participate in this program.
     Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the United States, there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.
     Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.
     Consumer resistance to the use of ethanol may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment. Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability sell our product and negatively affect our profitability.
Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. The 2004 corn crop was the largest corn crop on record with national production at approximately 11.8 billion bushels. This allowed ethanol plants to purchase corn cheaply throughout 2005, which widened profit margins for many ethanol plants in the current year. We do not expect corn prices to remain this low. The USDA has projected the 2005 corn crop to be 11.03 billion bushels, which is a 6.5% decrease from last years corn crop. Variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. Although we do not expect to begin operations until Fall 2007, we expect these same factors will continue to cause volatility in the price of corn, which will significantly impact our cost of goods sold.
     Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. We use natural gas to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources. Natural gas prices are considerably higher than the 10-year average. In late August 2005, Hurricane Katrina caused dramatic damage to areas of Louisiana, which is the location of one of the largest natural gas hubs in the United States. As the damage from the hurricane became apparent, natural gas prices substantially increased. It is currently unknown how the damage will affect intermediate and long term prices of natural gas. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Employees
     We currently do not have any full-time employees. We expect to hire approximately 45 full-time employees before plant operations begin.

Recent Private Placement to Raise Seed Capital
     In July 2005, we sold a total of 2,000 of our membership units to our seed capital investors at a price of $500 per unit and received aggregate proceeds of $1,000,000. In September, 2005, we sold an additional 100 units to BioEnergy Capital Consultants, LLC at a price of $500 per unit for proceeds of $50,000. We determined the offering price per unit of $500 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.
Liquidity and Capital Resources
     As of September 30, 2005, we had total assets of $995,922 consisting primarily of cash and equivalents. As of September 30, 2005, we had current liabilities of $127,207 consisting primarily of our accounts payable. Since our inception through September 30, 2005, we have an accumulated deficit of $161,423. Total liabilities and members’ equity as of September 30, 2005, was $995,922. Since our inception, we have generated no revenue from operations. From our inception to September 30, 2005, we have a net loss of $161,423, primarily due to start-up business costs.
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $135,500,000. We raised $1,050,000 in our seed capital offering. In addition, we are seeking to raise a minimum of $33,000,000 and a maximum of $75,000,000 of equity in this offering. Including the $1,050,000 we raised in our seed capital offering and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $59,450,000 to a maximum of $101,450,000.
     We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of our units.
     We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Critical Accounting Policies
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.

Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.
Grants, Government Programs and Tax Increment Financing
     On June 15, 2005, we entered into an agreement with PlanScape Partners to serve as a consultant in researching and applying for local and state financial incentives for our project. Under the terms of the agreement, we will pay PlanScape Partners an hourly rate for their services. The agreement projects a fee between $12,000 and $16,000 for PlanScape Partners’ services.
North Dakota
     If we choose to build our ethanol plant in North Dakota, we expect to qualify for North Dakota’s fuel tax fund incentive program. Ethanol plants constructed after July 31, 2003 are eligible for incentives. Under the program, each fiscal quarter eligible ethanol plants may receive a production incentive based on the average North Dakota price per bushel of corn received by farmers during the quarter, as established by the North Dakota agricultural statistics service, and the average North Dakota rack price per gallon of ethanol during the quarter, as compiled by AXXIS petroleum. Because we cannot predict the future prices of corn and ethanol, we cannot predict whether we will receive any funds in the future. The incentive received is calculated by using the sum arrived at for the corn price average and for the ethanol price averages as calculated in number 1 and number 2 below:
     1. Corn Price:
a.	For every cent that the average quarterly price per bushel of corn exceeds $1.80, the state shall add to the amounts payable under the program $.001 multiplied by the number of gallons of ethanol produced by the facility during the quarter.

b.	If the average quarterly price per bushel of corn is exactly $1.80, the state shall not add anything to the amount payable under the program.

c.	For every cent that the average quarterly price per bushel of corn is below $1.80, the state shall subtract to the amounts payable under the program $.001 multiplied by the number of gallons of ethanol produced by the facility during the quarter.
     2. Ethanol Price:
a.	For every cent that the average quarterly rack price per gallon of ethanol is above $1.30, the state shall subtract to the amounts payable under the program $.002 multiplied by the number of gallons of ethanol produced by the facility during the quarter.

b.	If the average quarterly price per gallon of ethanol is exactly $1.30, the state shall not add anything to the amount payable under the program.

c.	For every cent that the average quarterly rack price per gallon of ethanol is below $1.30, the state shall add to the amounts payable under the program $.002 multiplied by the number of gallons of ethanol produced by the facility during the quarter.
     Under the program, no facility may receive payments in excess of $10 million. If corn prices are low compared to historical averages and ethanol prices are high compared to historical averages, we will receive little or no funds from this program.
     In addition, if we choose to build the plant in North Dakota, our investors may be eligible for a tax credit against North Dakota state income tax liability. The amount of credit for which a taxpayer may be eligible is 30% of the amount invested by the taxpayer in a qualified business during the taxable year. Under the code section, a “qualified business” is a business that:
a.	Is incorporated or organized in North Dakota after December 31, 2000, for the primary purpose of processing and marketing agricultural commodities capable of being raised in North Dakota;

b.	Has been certified by the North Dakota Securities Commissioner to be in compliance under the securities laws of North Dakota;

c.	Has an agricultural commodity processing facility, or intend to locate one, in North Dakota; and

d.	Is among the first 10 businesses that meet these requirements.
The maximum annual credit a taxpayer may receive is $50,000 and no taxpayer may obtain more than $250,000 in credits over any combination of taxable years. In addition, a taxpayer may claim no more than 50% of the credit in a single year and the amount of the credit allowed for any tax year may not exceed 50% of the tax liability, as otherwise determined. Credits may carry forward for up to five years after the taxable year in which the investment was made. We may not be able to meet the requirements of a through d above. If we don’t meet the requirements of a “qualified business”, you will not be eligible for a tax credit.
Minnesota
     If we choose to build our ethanol plant in Minnesota, we do not expect to qualify for any Minnesota ethanol supports. The current Minnesota ethanol incentive program only applies to ethanol production facilities that began production on or before June 30, 2000. Since our plant was not operational by June 30, 2000, we will not qualify for any Minnesota ethanol production credits.
Tax Abatement
     Depending upon which state and in what area we choose to build our plant, we may be eligible for tax abatements. Both Minnesota and North Dakota offer tax abatement programs. At this time, we have not yet applied for any tax abatements.
Commodity Credit Corporation Bioenergy Program
     We do not expect to qualify for the Commodity Credit Corporation Bioenergy Program and our capitalization plan does not assume we will receive any program payments.
USDA
     We plan to apply for a project development grant from the USDA. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 33,000	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$33,000,000	24.35%
Seed Capital Proceeds	$1,050,000	.78%
Term Debt Financing, Grants and Incentives	$101,450,000	74.87%

Total Sources of Funds	$135,500,000	100.00%

	If 54,200	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$54,200,000	40.00%
Seed Capital Proceeds	$1,050,000	.78%
Term Debt Financing, Grants and Incentives	$80,250,000	59.22%

Total Sources of Funds	$135,500,000	100.00%

	Maximum 75,000	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$75,000,000	55.35%
Seed Capital Proceeds	$1,050,000	.78%
Term Debt Financing, Grants and Incentives	$59,450,000	43.87%

Total Sources of Funds	$135,500,000	100.00%
ESTIMATED USE OF PROCEEDS
     The gross proceeds from this offering, before deducting offering expenses, will be $33,000,000 if the minimum amount of equity offered is sold and $75,000,000 if the maximum number of units offered is sold for $1,000 per unit. We estimate the offering expenses to be approximately $590,000. Therefore, we estimate the net proceeds of the offering to be $32,492,800 if the minimum amount of equity is raised, and $74,492,800 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($1,000 per unit)	$75,000,000	$33,000,000
Less Estimated Offering Expenses(1)	$590,000	$590,000
Net Proceeds from Offering	$74,410,000	$32,410,000

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$8,025.00
Legal fees and expenses	102,800.00
Consulting Fees	250,000.00
Accounting fees	10,000.00
Blue Sky filing fees	19,175.00
Printing expenses	50,000.00
Advertising	150,000.00

Total	$590,000.00
     We intend to use the net proceeds of the offering to construct and operate a 100 million gallon per year gas-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $135,500,000. The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. However, our letter of intent with Fagen, Inc. provides for an increase in construction costs in certain circumstances. In addition, we expect the total project cost will change from time to time as the project progresses. These changes may be significant.
     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total

Plant construction	$105,997,000	78.23%
Land & site development costs	5,045,000	3.72%
Railroad	3,500,000	2.58%
Fire Protection	1,880,000	1.39%
Administrative Building	350,000	0.26%
Office Equipment	100,000	0.07%
Computers, Software, Network	180,000	0.13%
Construction insurance costs	200,000	0.15%
Construction contingency	2,288,000	1.69%
Capitalized interest	1,750,000	1.29%
Rolling stock	460,000	0.34%
Start up costs:
Financing costs	800,000	0.59%
Organization costs(1)	1,100,000	0.81%
Pre Production period costs	850,000	0.63%
Inventory – Spare parts	500,000	0.37%
Working capital	3,880,000	2.86%
Inventory – corn	3,200,000	2.36%
Inventory – chemicals and ingredients	420,000	0.31%
Inventory – Ethanol and DDGS	3,000,000	2.22%

Total	$135,500,000	100%

(1)	Includes estimated offering expenses of $590,000.
     We expect the total funding required for the plant to be $135,500,000, which includes $105,997,000 to build the plant and $29,503,000 for other project development costs including land, site development, utilities, start-up costs, capitalized fees and interest, inventories and working capital. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. We expect the land to cost approximately $750,000 and site development to cost an additional $4,295,000. The construction of the plant itself is by far the single largest expense at $105,997,000. We expect Fagen, Inc., will design and build the plant using ICM, Inc., technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. Our estimated cost of construction of the plant is subject to increase in certain circumstances according to our letter of intent. These increases could be significant. Neither Fagen, Inc., or ICM, Inc., is an affiliate.
     The estimated cost of the administration building and furnishings is $350,000. Depending upon the final site chosen, we anticipate the costs of rail improvements to be $3,500,000. Total estimated construction costs including bringing utilities and rail to the site are $114,542,000 or $1.15 per gallon of annual denatured ethanol production capacity, assuming full capacity production.
     In addition to the cost to build the ethanol plant and bring rail and utilities to the site, we will need to incur other significant costs to build and operate the facility successfully. Start-up inventories of ethanol, corn, distillers grains, chemicals, yeast, denaturant and spare parts are estimated to be $7,120,000. Other start-up costs, including working capital, are estimated at $6,630,000. We are estimating funds under the heading, “Construction Insurance and Construction Contingency” to cover anticipated costs associated with insurance coverage and construction contingencies of approximately $2,488,000. These amounts are based on estimates only and our actual costs may exceed the budgeted amount.
     For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $81,300,000. We determined this amount of debt financing based upon an assumed equity amount of

$53,150,000 and seed capital proceeds of $1,050,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,750,000, based upon term debt of $81,300,000. We have estimated our financing costs of $800,000 based upon this same level of term debt.
     Organizational costs, including, but not limited to offering expenses of $590,000, are estimated to be $1,100,000. The total project cost is estimated at $135,500,000 or $1.36 per gallon of annual denatured ethanol production capacity at 100 million gallons per year.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
     According to the Renewable Fuels Association, over the past 20 years the United States fuel ethanol industry has grown from almost nothing to an estimated 4.2 billion gallons of ethanol production per year. Plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 1.4 billion gallons. There are approximately 90 ethanol production facilities located throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.
General Ethanol Demand and Supply
     According to the Renewable Fuels Association, the annual demand for fuel ethanol in the United States reached a new high in 2004 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2005”, the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”), is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005, is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
     The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
The following shows the RFS created by the Energy Policy Act of 2005:

Source: American Coalition for Ethanol (ACE)
     According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states annually produce a record 3.41 billion gallons, a 21% increase from 2003 and 109% increase from 2000. At the end of 2004, 16 new plants and 2 major expansions were under construction, representing an additional 750 million gallons of production capacity. The following table shows the 2005 United States annual ethanol production capacity by state, as projected by the Renewable Fuels Association:
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of July 2005)

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
1	Iowa	1,632.5
2	Illinois	816.0
3	Minnesota	523.6
4	Nebraska	523.0
5	South Dakota	458.0
6	Wisconsin	210.0
7	Kansas	164.5
8	Missouri	105.0
9	Indiana	102.0
10	North Dakota	83.5
11	Tennessee	67.0
12	Michigan	50.0
13	Colorado	43.5
14	California	31.4
15	New Mexico	30.0
15	Texas	30.0

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
16	Kentucky	27.0
17	Wyoming	5.0
18	Ohio	3.0
19	Washington	0.7
	United States Total	4,905.7
Sources: Renewable Fuels Association, Washington, DC. Nebraska Energy Office, Lincoln, NE.
     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. A portion of the ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however, MTBE has contributed to groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere
     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of gasoline blended with 10% ethanol. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
     The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we expect our production to exceed production limits of 60 million gallons a year, we expect to be ineligible for the credit.
     In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service after December 31, 2005 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price.
     According to the Renewable Fuels Association, during the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 4.2 billion gallons per year. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 1.4 billion gallons per year. This increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol.
     The ethanol industry has grown to approximately 90 production facilities in the United States. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. Minnesota currently has 14 ethanol plants producing an aggregate of over 450 million gallons of ethanol per year. North Dakota currently has two ethanol plants producing an aggregate of 35 million gallons of ethanol per year. In addition, there are several ethanol plants in both Minnesota and North Dakota under construction or in the planning stage.
     The following table identifies most of the producers in the United States along with their production capacities.

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
ACE Ethanol, LLC	Stanley, WI	Corn	39
Adkins Energy, LLC*	Lena, IL	Corn	40
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Aventine Renewable Energy	Pekin, IL	Corn	100
	Aurora, NE	Corn	40	10
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol, Inc.*	Atwater, MN	Corn		40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	24	9

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Corn, LP*	Goldfield, IA	Corn		50
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn		60
Front Range Energy, LLC	Windsor, CO	Corn		40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn		45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	50	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Horizon Ethanol, LLC	Jewell, IA	Corn		60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn		50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick/Coors	Golden, CO	Waste beer	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	50	45
	Riga, MI	Corn		57
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	17.5	4.5
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn		40
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC	Sterling, CO	Corn		42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
The Andersons Albion Ethanol LLC	Albion, MI	Corn		55
Trenton Agri Products, LLC	Trenton, NE	Corn	35	10
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	120
VeraSun Fort Dodge, LLC	Ft. Dodge, IA	Corn	110
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Total Current Capacity			4,189.4
Total Under Construction/Expansions				1,388.5
Total Capacity			5,577.9

*	farmer-owned
Updated: October 2005
Competition from Alternative Fuel Additives
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. Alternative fuels and alternative ethanol production methods are continually under development. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
     We are organized as a North Dakota limited liability company. We were originally formed on May 11, 2005 as a Minnesota limited liability company for the purpose of raising capital to develop, construct, own and operate a 100 million gallon per year dry mill corn-based ethanol plant in eastern North Dakota or western Minnesota. On November 29, 2005, we organized a North Dakota limited liability company and merged the two entities together, with the North Dakota entity as the surviving entity. The North Dakota entity assumed all the assets and liabilities of the Minnesota company and the Minnesota company ceased existence as a separate entity. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to annually process approximately 36 million bushels of corn per year into 100 million gallons of denatured fuel grade ethanol, 321,429 tons of dried distillers grains with solubles and 296,000 tons of raw carbon dioxide gas.
Primary Product – Ethanol
     Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy estimated domestic ethanol production at approximately 3.25 billion gallons in 2004. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
     We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.
Description of Dry Mill Process
     Our plant will produce ethanol by processing corn. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.
     Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.
     The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:
Source: Renewable Fuels Association

Thermal Oxidizer
     Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
     Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
Local ethanol markets
     Local markets are the easiest to service because of their close proximity. The local market where we intend to build our plant, however, may be oversold with other local and regional marketers leading to depressed ethanol prices. Therefore, we intend to market the majority of our ethanol to regional and national markets.

Regional ethanol markets
     Typically, a regional market is one that is outside of the local market, yet within the neighboring states. It is our belief that the regional markets will be located within a 300-mile radius of the ethanol plant and will be serviced by rail. Because ethanol use results in less air pollution than regular gasoline, regional markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas, such as Minneapolis. We expect to reach these regional markets by delivering ethanol by truck and by rail.
     Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.
     In addition to rail, we may try to service this market by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.
National ethanol markets
     According to the Renewable Fuels Association, demand for fuel ethanol in the United States reached a new high in 2004 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2005”, the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”), is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005 is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program required the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and required the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has been groundwater contamination and has been banned from use by many states. After implementing a methyl tertiary butyl ether (“MTBE”) ban to curtail further water contamination, the states of California, New York and Connecticut now account for more than 1.4 billion gallons of annual ethanol demand. Twenty- four other state legislatures have phased out MTBE.
     Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act also repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere.
Ethanol Pricing
     The following chart provides a comparison of ethanol and gasoline price per gallon in the Minneapolis/St. Paul area from 1994 to 2005:
     The following table provides monthly prices per gallon of ethanol in the Minneapolis/St. Paul area.

     Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.
By-Products
     The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 – Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
     The plant is expected to produce approximately 110,200 tons annually of raw carbon dioxide as another by-product of the ethanol production process according to Fagen, Inc.’s engineering specifications. At this time, we do not intend to capture and market our carbon dioxide gas.
Distillers Grains Markets
     According to the University of Minnesota’s DDGS—General Information website (October 12, 2005) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produce about 25% of this amount. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
     The primary consumers of distillers grains are dairy and beef cattle. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, these markets will continue to grow. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
     As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distiller’s grains.
     Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We plan to initially market our distillers grains to the local livestock markets surrounding the plant, however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.
Distillers Grains Pricing
     Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.
Corn Feedstock Supply
     We anticipate that our plant will need approximately 36 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. A corn study performed by the ProExporter Network. for Fagen, Inc. indicated that the contiguous 15 to 18 county areas surrounding the geographic areas we are considering for our plant had the following amount of corn production:

	2004 Corn	2003 Corn	2002 Corn	2001 Corn
PROPOSED	Production	Production	Production	Production
AREA	(million bushels)	(million bushels)	(million bushels)	(million bushels)
Richland County, ND/Wilkin County MN(1)	178.5	176.2	135.7	165.3
Cass County, ND/Clay County, MN(2)	119.1	106.3	74.8	101.8

(1)	Estimates are based upon corn production in the 17 county area surrounding Richland County, North Dakota and Wilkin County, Minnesota.

(2)	Estimates are based upon corn production in the 18 county area surrounding Cass County, North Dakota and Clay County, Minnesota.
     We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the areas surrounding the two potential plant sites produce a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the areas we are considering for the location of the plant. The corn study completed for Fagen, Inc. indicates that the ten-year average price for corn in the two areas we are considering for our plant is between $2.10 and $2.14 per bushel.
     Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
Grain origination and risk management
     We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
     We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
     We anticipate building our plant in eastern North Dakota or western Minnesota. Currently we are looking at sites in Wilkin County, Minnesota, Clay County, Minnesota and Richland County, North Dakota, Cass County, North Dakota. On September 21, 2005 we executed a real estate option agreement with the Burdick N. Richardson Trust granting us an option to purchase 140 acres of land in Wilkin County, Minnesota. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $1,050,000. Should we choose to exercise the option, the $5,000 option price will be credited to the purchase price of the land. This option expires on August 9, 2006 unless we choose to extend the option an additional six months for $2,500. On September 28, 2005, we entered into a real estate option agreement with the James, Dan and William Dotzenrod Farm Partnership granting us an option to purchase 120 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $1,000 for the option to purchase the land for $600,000. Should we choose to exercise the option, the $1,000 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless we choose to renew it for an additional six months at an extension price of $500. On October 7, 2005 we entered into a real estate option agreement with Hankinson Community Development Corporation granting us an option to purchase 80 acres of land in Richland County, North Dakota. Under the terms of the option agreement, we paid $2,500 for the option to purchase the land for $160,000. Should we choose to exercise the option, the $2,500 option fee will be credited towards the purchase price. The option expires on August 29, 2006 unless extended by us for an additional six months at an extension fee of $1,250. In addition, on October 7, 2005, Hankinson Community Development Corporation assigned to us its real estate option agreement with Earl Stoltenow and Albertine Stoltenow for 25 acres of land in Richland County, North Dakota. Under the terms of the assignment, we paid Hankinson Community Development Corporation $1,500 for the assignment. Under the terms of the option agreement we have the right to purchase the 25 acres for $125,000. The option expires on September 5, 2006 with the option to extend for an additional six months for an extension fee of $500. We reserve the right, in the sole discretion of our board of governors, to select the location for the plant.
     There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and delivery
     We anticipate our plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We believe rail is considerably more cost effective than truck transportation to the more distant markets. The railways and highways we will use will be dependent on our choice of location to build our plant. At this time, we do not have any contracts in place with any railway.
     We have entered into a contract with R & R Contracting, Inc. of North Dakota to assist us with the rail engineering and design services necessary to install rail infrastructure for a 100 million gallon per year ethanol plant. Under the terms of the agreement, we expect to pay R & R Contracting, Inc. a lump-sum payment of $4,200 in exchange for plans for our rail. They will refund this payment if they are selected by us to construct any necessary railwork. In addition, under the agreement, R & R Contracting has the first right of refusal to do the railwork on the project. As such, if we receive a quote from a party other than R & R Contracting, Inc. to construct our rail work, R & R Contracting, Inc. has the right to choose to do the work at the price in the quote from the other party. If R & R Contracting, Inc. chooses not to do the work, and we wish to use their plans, we must pay R & R Contracting, Inc. $10,000 for the use of the plans.
Utilities
     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local electric and water utilities to provide our needed energy and water. In addition, we are in negotiations with suppliers to purchase the natural gas needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the natural gas, electricity, and water that we need.
     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
Natural Gas
     In order to operate a 100 million gallon ethanol plant, we will require 3,000,000 MMBTU of natural gas per year. The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. The price we will pay for natural gas has not yet been determined. Recently, natural gas prices increased sharply as Hurricane Katrina devastated operations and impacted infrastructure on the Gulf Coast. Natural gas prices have risen from approximately $3.006.50/mcf mmbtu to nearly approximately $5.0012.00/mcf. mmbtu.

   Source: Energy Information Administration
     There is still considerable uncertainty as to the extent of infrastructure damage and the ultimate amount of lost production from Hurricane Katrina. Therefore, we are uncertain as to how Hurricane Katrina will impact long term natural gas prices.
Electricity
     Based on engineering specifications, we anticipate the proposed plant will require approximately 5.25 mw of electricity at peak demand. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. We have entered into an agreement with U.S. Energy Services, Inc. to help manage our energy supplies. The price at which we will be able to purchase electric services has not yet been determined.
Water
     We will require a significant supply of water. Engineering specifications show our plant water requirements to be approximately 700 gallons per minute depending upon the site we select and the quality of water. That is approximately 1,008,000 gallons per day. Depending upon the site we select, and once we have assessed our water needs and available supply, we may need to drill one or more new high capacity wells or utilize nearby surface water to meet the plant’s water needs if municipal water sources are not used.
     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water.

     On August 26, 2005, we entered into a letter agreement with U.S. Water Services Utility Chemicals to provide consulting services for water treatment at the plant. Under the terms of the letter agreement, we do not compensate U.S. Water Services Utility Chemicals for their consulting services. However, if U.S. Water Services Utility Chemicals satisfactorily performs the consulting services required under the letter agreement, we have agreed to utilize them for water treatment chemicals and service at the plant.
     We may use propane or natural gas to fire up the plant and to operate the dryers. If propane is used, approximately one truck load of propane will be needed to start the system each time it is started. We may need to start the system as much as once per month. We anticipate obtaining the needed propane from local sources, but have not yet negotiated or executed an agreement to obtain propane. Increases in the price of propane may increase our cost of production. Our cash flows, net income, net worth and distributions may be materially less as a result.
Employees
     We presently have no permanent employees. Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 45 full-time employees. Approximately nine of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. Our executive officers are not employees and they do not currently receive any compensation for their services. One of our governors, Michelle Swenson, has been engaged as an independent contractor to serve as our project coordinator in exchange for cash compensation. Under the terms of the agreement, Ms. Swenson receives a weekly payment of $900. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS”.
     The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	2
Shift Supervisors	4
Material Handlers	16
Maintenance Supervisor	1
Maintenance Craftsmen	6
Plant Operators	9
TOTAL	45
     The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
     We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.

Sales and Marketing
     We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains.
     We do not plan to hire or establish a sale organization to market any of the products or by-products we produce. Consequently, we will be extremely dependent on the entities we plan to engage to produce or market each of our products.
Strategic Partners
Fagen, Inc.
     We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. was founded by Ron Fagen, CEO and President, and originally began in 1972 as Fagen-Pulsifer Building, Inc. It became Fagen, Inc. in 1988. Fagen, Inc. has more than 25 years experience in the ethanol industry and been involved in the construction of more ethanol plants than any other company in this industry. Fagen. Inc. employed over 1,000 construction workers last year and employs approximately 120 personnel at its headquarters and two regional offices. The family-owned company posted $315 million in sales in fiscal year 2004. It is expected that fiscal year 2005 sales will top $375 million. Fagen, Inc. continues to design and construct a number of ethanol plants around the country. Fagen, Inc.’s other construction commitments could cause Fagen, Inc. to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen, Inc. is not able to perform according to the timetable we anticipate.
     The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its desire to facilitate the project’s successful transition from start-up to day-to-day profitable operation.
Letter of intent with Fagen, Inc.
     We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. for the design or construction of our plant. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We expect to pay Fagen, Inc. $105,997,000 in exchange for the following services:
•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
     However, under the terms of the letter of intent, if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent.
     We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

ICM, Inc.
     We have not entered into any legally binding agreements with ICM, Inc. ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and founded in 1995 by President and CEO, Dave Vander Griend. Based on discussions we have had with both Fagen, Inc. and ICM, Inc. and provisions found in our Letter of Intent with Fagen, Inc., we expect that ICM, Inc. will serve as the principal subcontractor for the plant and to provide the process engineering operations for Fagen, Inc. ICM, Inc.’s merchandising operation currently procures and markets various grain products. We have also entered into a binding agreement with ICM, Inc. to provide environmental consulting services on a time and materials basis.
     ICM, Inc. has been involved in the research, design and construction of ethanol plants for many years. Principals of ICM, Inc. each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs over 100 engineers, professional and industry experts, 35 craftsmen, welders and painters and 30 full-time field employees that oversee the process. ICM, Inc. has been involved in sixty ethanol plant projects. At least twenty of the projects involved a partnership between ICM, Inc. and Fagen, Inc. Again, Fagen, Inc. generally uses ICM, Inc. as part of its design team. Fagen, Inc. and ICM, Inc. could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM, Inc. is currently designing, ICM, Inc. may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.
Construction and timetable for completion of the project
     Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16-18 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather, and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Regulatory Permits
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We have engaged ICM, Inc. to coordinate and assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. On July 19, 2005, we entered into a letter agreement with Barr Engineering Company to provide additional assistance with water withdrawal and discharge permits. Under the terms of the letter agreement, we will pay Barr Engineering Company an hourly rate for their services.
     Of the permits described below, we must obtain the Minor Source Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. Depending upon the location of the plant, the States of Minnesota or North Dakota and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

     Even if we receive all required permits from the state in which in our plant is built, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Minnesota or North Dakota is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that the state is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
Synthetic Minor permit for air emissions
     Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a minor construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 100 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the State might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.
Air pollution standard
     There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs. If the plant exceeds applicable PSD levels for NOx, CO, and VOCs, then the plant would be required to install more expensive pollution control equipment in order to reach the mandatory maximum levels for NOx, CO and VOCs. The purchase and installation of such equipment would increase costs.
Waste Water Discharge Permit
     This plant will be a zero-discharge facility. We expect that we will use water to cool our closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate permit. We anticipate submitting the applicable permit applications(s) no later than 180 days prior to beginning of construction.

Storm Water Discharge Permit(NDPES) and Storm Water Pollution Prevention Plan (SWPPP Permits)
     Permit for Industrial Activity:
     Before we can begin construction of our plant, we must obtain a Storm Water Discharge Permit for industrial activity from the applicable state agency. This permit must be filed at least 180 days before construction begins. A Storm Water Pollution Prevention Plan must also be in place that outlines various measures we plan to implement to prevent storm water pollution.
     Minnesota imposes additional water quality test and effluent limits for stormwater discharges. The inability to meet stormwater discharge levels may require other water discharge treatment options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options. If those treatment options are required, it could increase our expenses. Although Minnesota’s NPDES general permit for industrial activity has expired, applicants for new sites are currently allowed to apply for the permit under the expired permit. It is possible that the Minnesota regulations pertaining to NPDES permits for industrial activity could be changed in the future and that those regulations could add additional requirements for discharges of storm water. On August 9, 2005 the Minnesota Court of Appeals issued a decision holding that no NPDES permits should be granted by the Minnesota Pollution Control Agency if the discharges would decrease water quality for a receiving waterway on Minnesota’s impaired waterways list. Minnesota is appealing this decision. Based on the court’s decision, Minnesota has temporarily suspended granting any Storm Water Discharge Permits for Industrial Activity (NPDES) permits for new construction if the permit would decrease water quality for a receiving waterway on the impaired waters list, pending further appeal or new regulations. Pending new regulations or a reversal on appeal, if we choose a site in Minnesota, to avoid possible delays in construction, we must be certain that stormwater discharges that could decrease water quality do not enter an impaired water of Minnesota. North Dakota’s permitting process is not affected by the Minnesota Court of Appeals decision.
     Permit for Construction:
     Prior to the commencement of construction of the plant, in North Dakota we must file a notice of intent and application for a Construction Site Storm Water Discharge Permit and in Minnesota we must file for an NPDES/SDS permit. If the agency does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing in North Dakota and in most circumstances seven days in Minnesota if the site is less than fifty acres in size. As part of the application for the Construction Site Storm Water Discharge Permit or Minnesota NPDES/SDS permit, we will need to have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements may also apply depending upon the results of the agency review. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits. The ability to obtain a Construction Site Storm Water Discharge Permit in Minnesota may be affected by the Minnesota Court of Appeals decision as described above in the same way that Storm Water Discharge Permit for Industrial Activity is affected.
New source performance standards
     The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.
Environmental Assessment
     If the plant is constructed in Minnesota, we may be required to undergo an environmental assessment process before we can begin construction of the plant. This process includes filing an Environmental Assessment Worksheet and allowing a public review period. In addition, local governmental units have a right to request additional information. It is also possible that the environmental assessment process could trigger a requirement for an environmental impact study. No construction can begin and no permits can be issued until a decision is made on whether an environmental impact study is required, although applications for permits may be filed and reviewed while the environmental assessment is being considered. If an environmental impact study is required, there is no assurance that we will be granted permits to begin construction until the project has been approved as part of the environmental impact study process. Even if an environmental impact study is not required, third parties can make a request that an environmental impact study be performed. There is no assurance that the project will be approved upon review of an environmental impact study. Failure to obtain approval by the reviewing agency would mean that the project cannot proceed until objections to the environmental impact of the site are met. There is no assurance that all objections can be met. North Dakota has no such state program.
Spill prevention, control, and countermeasures plan
     Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.
Tank Permit
     Minnesota has an additional tank permitting program for tanks holding hazardous chemicals in capacities over one million gallons. This program requires record-keeping, spill protection and response requirements in addition to the SPCC program. We anticipate, but there can be no assurances, that we will be able to obtain this permit. North Dakota has no such state program.
Well Permit
     Once we assess our water needs and available supply, we may need to drill one or more new high capacity wells to meet the plant’s water needs if city or rural water sources are not used. If a well or wells are necessary, then we may need to apply to the appropriate state agency for a well permit. Both North Dakota and Minnesota require a public notice and hearing process before a well permit can be granted. In the event this permit is not approved, we would need to explore alternative water supply sources, however, the cost of alternative water supply sources could prohibit their use. Water resources in both North Dakota and Minnesota are not unlimited. It is possible that potential sites for the plant might be unable to produce water in sufficient quantities to support plant operations. This permit should be applied for at least six months before construction begins.
Alcohol and Tobacco Tax and Trade Bureau, Requirements
     Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.
Risk management plan
     We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Pursuant to § 112I(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.
Environmental Protection Agency
     Even if we receive all state required environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the state’s environmental administrators. State or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
     Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS – Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
     We are not currently involved in any litigation involving nuisance or any other claims.
GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     Our member control agreement provides that our initial board of governors will be comprised of no fewer than 11 and no more than 24 members. We have 21 governors on our initial board of governors. The initial board of governors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. If our project suffers delays due to financing or construction, our initial board of governors could serve for an extended period of time. In that event, your only recourse to replace these governors would be through an amendment to our member control agreement which could be difficult to accomplish.
     Our member control agreement further provides that at the first annual or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected governors shall be reduced and become fixed at 11. However, each member purchasing 3,500 units or more in this offering is entitled to appoint a governor to the board. The member control agreement requires that a majority of the board be elected by the members. Therefore, the number of governors will be increased if the number of governors appointed by members purchasing 3,500 units or more in this offering is greater than five. Any member eligible to appoint a governor cannot vote in the general election. Appointed governors serve until removed by the member appointing them, so long as such member owns 3,500 or more units. The member control agreement further provides for a staggered board of governors, where, upon the expiration of the initial board, the first group of governors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of governors shall be elected for a 3-year term and at that point, one-third of the total number of governors will be elected by the members each year. Prior to expiration of the initial governors’ terms, the initial governors shall conduct a lottery to separately identify the governor positions to be elected. Each governor position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).
Identification of Governors, Executive Officers and Significant Employees
     The following table shows the governors and officers of Gold Energy, LLC as of the date of this prospectus:

Governor	Office
Les Nesvig	Chairman of Board/President
Dan Skolness	Vice Chair of Board/Vice President
Randy Schneider	Governor/Treasurer
Lance Peterson	Governor/Secretary
Randall Aarestad	Governor
Shaun Beauclair	Governor
Blane Benedict	Governor
Paul Casper	Governor
Mark Dillon	Governor
Terry Goerger	Governor
Dawn Hebert	Governor
Robert Kramer	Governor
Dirk Lenthe	Governor
Dunnley Mattke	Governor
Tim (Toby) McPherson	Governor
Richard (Dick) Oftedahl	Governor
Henry Reichert	Governor
Cynthia (Cindy) Schreiber-Beck	Governor
Matt Sederstrom	Governor
Michelle Swenson	Governor
Lynn Synhorst	Governor
Business Experience of Governors and Officers
     The following is a brief description of the business experience and background of our officers and governors.
Leslie Nesvig, Chairman, President, Governor, Age 65, 204 6th Ave./NE, LaMoure, North Dakota 58458
     Mr. Nesvig was the president of The First State Bank of LaMoure, North Dakota from July 1973 until December 2004. He is currently on the board of directors of BancInsure and serves as chairman of BancInsure’s claims and underwriting committee. In addition, he purchased the Nored John Deere dealership in May of 2003 and since that time he has served as a director of that company. In addition, Mr. Nesvig was the chairman of the board of the St. Rose Care Center advisory board from 1999 until 2004.
     Mr. Nesvig has served as our president and a governor since our inception. Pursuant to our member control agreement, Mr. Nesvig will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Daniel Skolness, Vice Chairman, Vice President, Governor, Age 56, 16267 Viking Bay Road, Lake Park, Minnesota 56547
     Mr. Skolness has been the owner and president of Dan Skolness, Inc., a grain and sugar beet operation in Glyndon, Minnesota, and in agribusiness since May 1972. Mr. Skolness is also a co-founder, vice president and chief financial officer of Green to Gold Technologies, LLC, a company that specializes in marketing a line of organic soil amendments, organic feed additives and the utilization of carbon sequestration. Since June of 2004, he has been on the board of governors and executive vice president of Biomass Products, LLC, a company that develops environmentally friendly uses for biomass products. Mr. Skolness serves on the board of directors for Dan Skolness, Inc., Green to Gold Technologies, and Biomass Products, LLC. In addition, he served on the board of directors of High Plains Corporation from 1993 until 2001.
     Mr. Skolness has served as our vice president and a governor since our inception. Pursuant to our member control agreement, Mr. Skolness will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.

Randy Schneider, Treasurer and Governor, Age 47, 1600 Mapleton Avenue #332, Bismarck, North Dakota 58503
     Since 2004, Mr. Schneider has served as a senior manager with Senger & Associates, P.C., a public accounting firm in Bismarck specializing in transportation, construction, manufacturing, real estate, and agricultural industries. Prior to his current position, Mr. Schneider was employed by SpaceAge Synthetics, Inc. from 2000 until 2003. He also owns farm land near Ashley, North Dakota which he farms subject to a crop share arrangement.
     Mr. Schneider has served as our treasurer and a governor since our inception. Pursuant to our member control agreement, Mr. Schneider will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Lance Peterson, Secretary and Governor, Age 40, 28537 County Road 18, Underwood, Minnesota 56586
     Mr. Peterson has been a self-employed cash grain farmer in Underwood, Minnesota since 1991. He is also on the State Board of Directors for the Minnesota Soybean Growers Association, currently serving as its treasurer. In addition, he is on the board of directors for the Midwest Shippers.
     Mr. Peterson has served as our secretary and as a governor since our inception. Pursuant to our member control agreement, Mr. Peterson will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Randall Aarestad, Governor, Age 51, 2427 110th Street, Halstad, Minnesota 56548
     Since 1978, Mr. Aarestad has been the president of Red River State Bank in Halstad, Minnesota. Prior to his current position, he worked for Aarestad Farm Products, Inc. as a managing partner for Monsanto as a domestic and overseas consultant and most recently as a domestic and overseas sales consultant for Solana Agrar-Produkte, located in Hamburg, Germany. Mr. Aarestad currently is the president of the Northwest Regional Development Commission (Loan Committee), president of the Halstad EDA and treasurer of the Hillsboro Airport Authority.
     Mr. Aarestad has served as a governor since our inception. Pursuant to our member control agreement, Mr. Aarestad will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Shaun Beauclair, Governor, Age 40, 146 3rd Street S, Stephen, Minnesota 56757
     Mr. Beauclair is employed as a sales representative for Dow AgroSciences and has been since June 1989. In addition, he has been a sugar beet farmer since 1998.
     Mr. Beauclair has served as a governor since our inception. Pursuant to our member control agreement, Mr. Beauclair will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Blane Benedict, Governor, Age 44, 6775 50th Avenue S, Sabin, Minnesota 56580
     Mr. Benedict has been a self-employed farmer since 1979. He has also served as the president of Benedict Farms, Inc. since 2000. In addition, Mr. Benedict is a partner in Sunny Brook Partnership, a family farm partnership which raises corn, soybeans, sugar beets, spring wheat and confection sunflowers. He also serves as secretary on the board of directors of Farmers Insurance Pool.
     Mr. Benedict has served as a governor since our inception. Pursuant to our member control agreement, Mr. Benedict will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.

Paul Casper, Governor, Age 47, 44095 212th Street, Lake Preston, South Dakota 57249
     Mr. Casper is a 50% owner in BioEnergy Capital Consultants, LLC, a South Dakota limited liability company, which was formed in 2004. BioEnergy Capital Consultants specializes in providing consulting services to ethanol plants. In addition, he has been a farmer in Lake Preston, South Dakota since April of 1974. His farming operation currently farms approximately 4,500 acres. He has served on the South Dakota Soybean Association board of directors. In addition, Mr. Casper is the board president of the South Dakota Soybean Processors, a cooperative that was the first and only farmer-owned soybean processing facility in the United States.
     Mr. Casper has served as a governor since our inception. Pursuant to our member control agreement, Mr. Casper will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Mark Dillon, Governor, Age 55, 112 Roberts Street, Suite III, Fargo, North Dakota 58102
     Mr. Dillon has served as the executive vice president of Golden Growers Cooperative in Fargo, North Dakota since 1996. He is on the board of directors of the American Coalition for Ethanol and on the industry advisory board of the Northern Crops Institute.
     Mr. Dillon has served as a governor since July 27, 2005. Pursuant to our member control agreement, Mr. Dillon will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Terry Goerger, Governor, Age 50, 8475 County Road 3, Mantador, North Dakota 58058
     Since January 1982, Mr. Goerger has been the general manager of Goerger Seed & Supply Co. He has also been president of Goerger Seed & Supply Co. since 1990. Mr. Goerger has been a self-employed farmer since 1973. He is also the chairman of the North Dakota Biodiesel Task Force, served on the executive board of the North Dakota Renewable Energy Partnership and is a member of the National Biodiesel board.
     Mr. Goerger has served as a governor since our inception. Pursuant to our member control agreement, Mr. Goerger will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Dawn Hebert, Governor, Age 45, 1625 17th Street S, Fargo, North Dakota 58103
     Since December of 1997, Ms. Hebert has been a co-owner of the Papa Murphy’s Take-N-Bake Pizza stores located in the Fargo-Moorhead, North Dakota area. Previously, she was employed by Anheuser Busch Corporate Engineering and Busch Agricultural Resources, Inc.
     Ms. Hebert has served as a governor since our inception. Pursuant to our member control agreement, Ms. Hebert will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
     Ms. Hebert is the sister of our governor, Lynn Synhorst.
Robert Kramer, Governor, Age 43, 115 5th Avenue N, Wahpeton, North Dakota 58075
     Mr. Kramer has been a vice president/lead lender for Bremer Bank in Breckenridge, Minnesota since 1995. Prior to joining Bremer Bank, Mr. Kramer was a loan officer for Farm Credit Services of Fargo.
     Mr. Kramer has served as a governor since our inception. Pursuant to our member control agreement, Mr. Kramer will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.

Dirk Lenthe, Governor, Age 55, P.O. Box 655, West Fargo, North Dakota 58078
     Mr. Lenthe has been the president of Service Oil, Inc. since 1978. He has also been an officer for Dakota GM, Inc. since 1997.
     Mr. Lenthe has served as a governor since our inception. Pursuant to our member control agreement, Mr. Lenthe will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Dunnley Mattke, Governor, Age 52, 3117 Timberline Circle, Fargo, North Dakota 58104
     Mr. Mattke has been the owner and president of Hogenson Construction Company since August of 2000. Hogenson Construction Company provides services in the bulk solids handling and processing industries. He has over 30 years experience in the engineering and construction field for grain, feed, coal, cement, malt, flour, and other various related facilities. He is a registered professional engineer in the states of North Dakota, Minnesota, Iowa, and Colorado as well as contractor licensed in several states.
     Mr. Mattke has served as a governor since our inception. Pursuant to our member control agreement, Mr. Mattke will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Tim (Toby) McPherson, Governor, Age 47
     Mr. McPherson is the owner, president and general manager of Tall Towers Aviation, Inc., an aerial crop spraying company he founded in 1978.
     Mr. McPherson has served as a governor since our inception. Pursuant to our member control agreement, Mr. McPherson will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Richard (Dick) Oftedahl, Governor, Age 62, 38671 County Estates Road, Battle Lake, Minnesota 56515
     Mr. Oftedahl is a pharmacist and was the owner and operator of Oftedahl Drug from 1999 until 2004. He was also the president of SpringField Drug from 2000 to 2005, when the business was sold. He retired from the active practice of pharmacy in 2004.
     Mr. Oftedahl has served as a governor since our inception. Pursuant to our member control agreement, Mr. Oftedahl will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Henry Reichert, Governor, Age 64, 720 Williams Street, Bismarck, North Dakota 58501
     Dr. Reichert founded the Eye Clinic of North Dakota in Bismarck, North Dakota in 1973. He is the past chief of staff at St. Alexius Hospital, Bismarck, North Dakota and a founding partner of the Bismarck Surgical Assoc. surgery center. He also holds two patents on intraocular lens designs for cataract surgery. Dr. Reichert retired from the Eye Clinic in 2000. He also founded Lake Investments and Aviation Enterprises, LLC in 2001.
     Mr. Reichert has served as a governor since our inception. Pursuant to our member control agreement, Mr. Reichert will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Cynthia (Cindy) Schreiber-Beck, Governor, Age 50, 733 11th Avenue South, Wahpeton, North Dakota 58075
     Ms. Schreiber-Beck is currently the CEO of CinderWhit Company, Inc. (a manufacturer of wood turnings). She is also the comptroller at Tri-State Aviation, Inc. In addition, she is a director on the North Dakota Aeronautics

Commission, serves on the board of directors of Bremer Bank, Alexandria, MN and is the executive director of the North Dakota Agricultural Aviation Association.
     Ms. Schreiber-Beck has served as a governor since our inception. Pursuant to our member control agreement, Ms. Schreiber-Beck will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Matthew Sederstrom, Governor, Age 32, 605 Jefferson Circle, Marshall, Minnesota 56258
     Mr. Sederstrom has been a project developer for Fagen, Inc. since June of 2001. He was previously employed by Schott Corp. from August of 1999 to May of 2001. Mr. Sederstrom also serves on the board of directors for Siouxland Ethanol, LLC in Jackson, Nebraska.
     Mr. Sederstrom has served as a governor since our inception. Pursuant to our member control agreement, Mr. Sederstrom will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Michelle Swenson, Governor, Age 43, P.O. Box 302, Elbow Lake, Minnesota 56531
     Ms. Swenson has been a self-employed ag production farmer since January of 1996. She was the owner and director of Fit-N-Fun Preschool and the wellness center director for ELEAH Hospital.
     Ms. Swenson has served as a governor since our inception. Pursuant to our member control agreement, Ms. Swenson will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
Lynn Synhorst, Governor, Age 44, 3049 24th Avenue S, Fargo, North Dakota 58103
     Ms. Synhorst has been a co-owner of the Papa Murphy’s Take-N-Bake Pizza stores in the Fargo-Moorhead, North Dakota area since December of 1997. She serves on the Papa Murphy’s Franchise Advisory Board at the corporate level and is also president of the local Papa Murphy’s Co-op.
     Ms. Synhorst has served as a governor since our inception. Pursuant to our member control agreement, Ms. Synhorst will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
     Ms. Synhorst is the sister of our governor, Dawn Hebert.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     We currently have no person or entity known by us to be the beneficial owner of more than five percent of the outstanding units.
Security Ownership of Management
     As of the date of this prospectus, our governors and officers own membership units as follows:

UNITS BENEFICIALLY OWNED BY GOVERNORS AND OFFICERS

				Percentage of Total After the Offering (6)
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering
Membership Units	Les Nesvig	$50,000	4.76%	.07%	.15%
	PO Box 255
	La Moure, ND 58458
Membership Units	Dan Skolness(1)	$50,000	4.76%	.07%	.15%
	116267 Viking Bay Rd
	Lake Park, MN 56554
Membership Units	Randy Schneider	$50,000	4.76%	.07%	.15%
	1600 Mapleton Ave.
	#332
	Bismarck, ND 58503
Membership Units	Lance Peterson	$50,000	4.76%	.07%	.15%
	28537 City Road 18
	Underwood, MN 56586
Membership Units	Randy Aarestad	$50,000	4.76%	..07%	.15%
	PO Box 25
	Halstad, MN 56548
Membership Units	Shaun Beauclair	$50,000	4.76%	.07%	.15%
	146 3rd St. S.
	Stephen, MN 56757
Membership Units	Blane Benedict	$50,000	4.76%	.07%	.15%
	6775 50th Ave. S.
	Sabin, MN 56580
Membership Units	Paul Casper(2)	$50,000	4.76%	.07%	.15%
	44095 212 St.
	Lake Preston, SD 57249
Membership Units	Mark Dillon(3)	$50,000	4.76%	.07%	.15%
	112 Roberts Street,
	Suite 111
	Fargo, ND 58102
Membership Units	Terry Goerger	$50,000	4.76%	.07%	.15%
	8475 County Rd 3
	Mantador, ND 58058
Membership Units	Dawn Hebert	$50,000	4.76%	.07%	.15%
	1625 17th Street S.
	Fargo, ND 58103
Membership Units	Robert Kramer(4)	$50,000	4.76%	.07%	.15%
	115 5th Ave. N.
	Wahpeton, ND 58075
Membership Units	Dirk Lenthe	$50,000	4.76%	.07%	.15%
	1718 E. Main Ave.
	West Fargo, ND 58078
Membership Units	Dunnley Mattke(5)	$50,000	4.76%	.07%	.15%
	PO Box 777
	West Fargo, ND 58078
Membership Units	Tim (Toby) McPherson	$50,000	4.76%	.07%	.15%
	14269 17th St. SE
	Page, ND 58064
Membership Units	Richard (Dick) Oftedahl	$50,000	4.76%	.07%	.15%
	38671 Country Estate
	Rd.
	Battle Lake, MN 56515

				Percentage of Total After the Offering
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering
Membership Units	Henry Reichert	$50,000	4.76%	.07%	.15%
	720 Williams St.
	Bismarck, ND 58501
Membership Units	Cynthia Schreiber-Beck	$50,000	4.76%	.07%	.15%
	733-11th Ave. S.
	Wahpeton, ND 58075
Membership Units	Matt Sederstrom	$50,000	4.76%	.07%	.15%
	605 Jefferson Circle
	Marshall, MN 56258
Membership Units	Michelle Swenson	$50,000	4.76%	.07%	.15%
	Box 302
	Elbow Lake, MN 56531
Membership Units	Lynn Synhorst	$50,000	4.76%	.07%	.15%
	3049 24th Ave. SW
	Fargo, ND 58103
	Total:	$1,050,000	100%	3.18%	1.4%

(1)	Units are owned by Dan Skolness, Inc. and Dan Skolness, one of our directors, is principal owner of that business.

(2)	Units are owned by BioEnergy Capital Consultants, LLC and Paul Casper, one of our directors, is principal owner of that business.

(3)	Units are owned by Golden Growers Cooperative and Mark Dillon, one of our directors, is an officer with the cooperative.

(4)	Units are owned by GeRob Enterprises, LLC,and Robert Kramer, one of our directors, is principal owner of that business.

(5)	Units are owned by Dunnley L. Mattke Revocable Trust and Dunnley Mattke, one of our directors, is the creator of the trust.

(6)	Assumes no additional purchases are made in this offering.
EXECUTIVE COMPENSATION
     Les Nesvig is currently serving as our chairman and president and Dan Skolness is currently serving as our vice chairperson and vice president. Randy Schneider is our treasurer, and Lance Peterson is our secretary. We do not currently compensate our executive officers.
     One of our governors, Michelle Swenson, is also serving as our project coordinator, pursuant to an independent contractor agreement. Ms. Swenson will receive a weekly payment of $900 in exchange for services performed for the company. In addition, Ms. Swenson is eligible for a bonus, in the sole discretion of the board, of up to $10,000 based upon performance. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS”.
     We have hired BioEnergy Capital Consultants, LLC as a consultant to assist us in raising capital for our project. BioEnergy Capital Consultants, LLC is a member of Gold Energy, LLC and one of its principals, Paul Casper, is one of our governors. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS”.
     We do not have any other compensation arrangements with our governors and officers.
Employment Agreements
     We have no employment agreements with any executive officer or governor. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.
Reimbursement of Expenses
     We reimburse our officers and governors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our member control agreement provides that none of our governors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a governor’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the governor derived an improper financial benefit. It also does not eliminate or limit a governor’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     Under North Dakota law, no member or governor will be liable for any of our debts, obligations or liabilities merely because he or she is a member or governor. In addition, North Dakota law permits, and our member control agreement contains, extensive indemnification provisions which require us to indemnify any officer or governor who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our governor or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since our inception, we have engaged in transactions with related parties. We currently do not have outside governors or unaffiliated unit holders to evaluate related party transactions.
Transactions with Fagen, Inc.
     Matt Sederstrom, one of our directors, is an employee of Fagen, Inc. On May 2, 2005, we entered into a letter of intent with Fagen, Inc. in which Fagen, Inc., would design and build an ethanol plant. We anticipate the price of constructing the plant will be $105,997,000. However, under the terms of the letter of intent, if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent. Under the terms of the letter of intent, Fagen, Inc. agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent. Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:
•	Providing a preliminary schedule and guaranteed maximum price and design-build agreement for the design and construction of our plant;

•	Assisting in all phases of the permitting process, including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

•	Designing and building the proposed plant in accordance with a design-build contract, based upon the Design-Build Institute of America form contract; and

•	Assisting in identifying appropriate operational management for our plant.
     Because of Matt Sederstrom’s relationship with Fagen, Inc. and because we have no independent directors, there can be no assurances that the terms of our letter of intent with Fagen, Inc. are as favorable to us as those generally available from unaffiliated third parties.
Transaction with governor, Michelle Swenson
     In August 2005, we entered into an independent contractor agreement with Michelle Swenson to serve as our project coordinator to oversee the development and completion of our plant. Ms. Swenson is a governor of our Company. Under the terms of the agreement, she will:
•	Oversee the development and construction of the plant;

•	Serve as the day-to-day liaison between the board of governors and its committees; and

•	Be responsible for the day-to-day activities of the contractors
     Under the terms of the agreement, Ms. Swenson will be paid a consulting fee of $900 per week. In addition, we will reimburse Ms. Swenson for reasonable expenses incurred in performing her duties. The agreement became effective on August 15, 2005 and continues until 90 days after the closing of the senior debt financing necessary to construct the plant and start operations. However, either party may terminate this agreement at any time, with or without cause, upon 14 days notice to the other party.
     Because of our relationship with Ms. Swenson and because we have no independent directors, there can be no assurances that the terms of our agreement with Ms. Swenson is as favorable to us as those generally available from unaffiliated third parties.
Transaction with member BioEnergy Capital Consultants, LLC
     BioEnergy Capital Consultants, LLC is a respected consultant in the renewable fuels industry, consulting on several ethanol projects. On July 26, 2005, we entered into a consulting agreement with BioEnergy Capital Consultants, LLC to provide us with the following services:
•	Assist in the negotiations of contracts with various service and product providers;

•	Assist in the planning of our equity marketing effort, including, preparation of written and visual marketing materials and the training our officers and governors in preparation for our marketing efforts;

•	Assist in the securing of debt financing for our project; and

•	Perform such other duties as we may request.
     Under the terms of the agreement, we paid a one-time commitment fee of $50,000 to BioEnergy Capital Consultants, LLC. In addition, we will pay a one-time conditional bonus of $175,000 should we close a senior debt loan sufficient to carry out our business plan.
     BioEnergy Capital Consultants, LLC is a member of our company. In addition, Paul Casper, a principal in BioEnergy Capital Consultants, LLC, is one of our governors.
     Because of our relationship with Paul Casper and BioEnergy Capital Consultants, LLC and because we have no independent directors, there can be no assurances that the terms of our agreement with BioEnergy Capital Consultants is as favorable to us as those generally available from unaffiliated third parties.
Transaction with governor Cynthia Schreiber-Beck
     We have entered into a commercial lease agreement with Tri-State Aviation, Inc. for office space. One of our governors, Cynthia Schreiber-Beck, is employed by, and is the secretary and treasurer of, Tri-State Aviation, Inc. In addition, her spouse is the sole owner of Tri-State Aviation, Inc.. Under the terms of the lease agreement, we pay Tri-State Aviation, Inc. $150 per month. The term of the lease is six months, which may be extended at our option.
     Because of our relationship with Ms. Schreiber-Beck and because we have no independent directors, there can be no assurances that the terms of our agreement with Tri-State Aviation, Inc. is as favorable to us as those generally available from unaffiliated third parties.

PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our member control agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our member control agreement. All subscriptions are subject to approval by our governors and we reserve the right to reject any subscription agreement.
The Offering
     We are offering, on a best efforts basis, a minimum of 33,000 units and a maximum of 75,000 units at a purchase price of $1,000 per unit. You must purchase a minimum of 25 units to participate in the offering. You may purchase any number of additional units subject to the 30% ownership limitation provided in our member control agreement. Our board of governors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our governors, as listed on page 6 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our governors for these sales. Our governors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
     Our minimum offering amount is $33,000,000 and our maximum offering amount is $75,000,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 35,100 units issued and outstanding if we sell the minimum number of units offered in this offering and 77,100 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 2,100 seed capital units issued in our previous seed capital private placement.
     Our governors and officers will be allowed to purchase the units that are being offered, subject to the limitation in our member control agreement that no member can own more than 30% of the total issued and outstanding units. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our member control agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the $33,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Gold Energy, LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
     We plan to register the offering only with the Minnesota, South Dakota and North Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Minnesota, South Dakota and North Dakota. This limitation may result in the offering being unsuccessful.
     We are expecting to incur offering expenses in the amount of approximately $590,000 to complete this offering.

Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Even if you represent that you meet the suitability standards set forth above, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
     Each subscriber must make written representations that he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $75,000,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $33,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Gold Energy, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

Subscription Procedures
     Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to “Bremer Trust, N.A., Escrow Agent for Gold Energy, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our member control agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the member control agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
     Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
     The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $33,000,000, you will be required to pay the full purchase price immediately upon subscription.
     We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received applications totaling at least $33,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our member control agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
     Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with the Bremer Trust, N.A., as escrow agent under a written amended and restated escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $33,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $59,450,000 to $101,450,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the amended and restated escrow agreement; and (4) the Bremer Trust, N.A. provides an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
     We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $33,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
     We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

•	If we do not raise the $33,000,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS
     An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
     Ownership rights in us are evidenced by units. There is one class of membership units in Gold Energy, LLC. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the member control agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Maximum Ownership Percentage
     Under our member control agreement, no member may own more than 30% of the total issued and outstanding units of Gold Energy, LLC. The calculation of a 30% limitation includes the number of units owned by the investor and his or her spouse, children, parents, brothers and sisters and any units owned by any corporation, partnership or other entity in which the investor or his/her family members owns or controls a majority of the voting power. The maximum ownership percentage serves to delay or prevent a change in control of Gold Energy, LLC.

Voting Limitations
     Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.
Loss of Membership Rights
     Although we are managed by our directors, our member control agreement provides that certain transactions, such as amending our member control agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
     Our member control agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our member control agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
     Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
     If you transfer your units, and the transfer is permitted by the member control agreement, or has been approved by the board of governors, then the transferee will be admitted as a subsituted member of Gold Energy only if the transferee:
•	agrees to be bound by our member control agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Gold Energy; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
     The board of governors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our member control agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
     Distributions are payable at the discretion of our board of governors, subject to the provisions of the North Dakota Limited Liability Company Act, our member control agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our governors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our governors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our member control agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our member control agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our governors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our member control agreement also requires that our governors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our member control agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
     We have restricted the ability to transfer units to ensure that Gold Energy, LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our member control agreement, no transfer may occur without the approval of the board of governors. The board of governors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
     Any transfer in violation of the publicly traded partnership requirements or our member control agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
     The units are unsecured equity interests in Gold Energy, LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR MEMBER CONTROL AGREEMENT
     Statements contained in this section of the prospectus regarding the contents of our member control agreement are not necessarily complete, and reference is made to the copy of our member control agreement filed as exhibit B to this prospectus.
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our member control agreement and the North Dakota Limited Liability Company Act. Among other items, our member control agreement contains provisions relating to the election of governors, restrictions on transfers, member voting, and other company governance matters. If you invest in Gold Energy, LLC, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
     Initially, the total number of initial governors of Gold Energy, LLC shall be a minimum of 11 and a maximum of 24. The current governors and their business experience are set out in further detail in “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” At the first annual or special meeting of the Members following the date on which substantial operations of our ethanol plant commences, the number of governors shall be reduced and become fixed at 11. However, each member purchasing 3,500 units or more in this offering is entitled to appoint a governor to the board. The member control agreement requires that a majority of the board be elected by the members. Therefore, the number of governors will be increased if the number of governors appointed by members purchasing 3,500 units or more in this offering is greater than five. Governors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as governors.
     Nominations for governors may be made by the nominating committee of the board of governors or by the board of governors as a whole. Members may also nominate candidates for our board by giving advance written notice to Gold Energy, LLC with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
     No matter may be submitted to the members for approval without the prior approval of the board of governors. This means that the board of governors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of governors until after substantial completion of the plant.
     Our member control agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
     The governors must elect a chairman who will preside over any meeting of the board of governors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
     According to our member control agreement, the governors may not take the following actions without the unanimous consent of the members:
•	Cause or permit Gold Energy, LLC to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention of the member control agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the member control agreement;

•	Possess our property or assign rights in specific company property other than for Gold Energy, LLC’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.
     In addition, without the consent of a majority of the membership voting interests the governors do not have the authority to cause Gold Energy, LLC to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $500 per unit;

•	Issue more than 100,000 units; or

•	Elect to dissolve the Company.

Replacement of Governors
     Our member control agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of governors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of governors shall be elected for a 3-year term and, at that point, one-third of the total number of governors will be elected by the members each year. The governors shall be placed into groups by resolution of the initial board of governors prior to the expiration of the initial term. These procedures provide that replacement governors may be nominated either by the board of governors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our amended and restated member control agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the annual meeting of our members.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of governors will give our annual company report. Members will address any appropriate business including the election of governors to those governor seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of governors may also call a special meeting of members at any time.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
     In order to take action at a meeting, members holding at least 30% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our governors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our member control agreement or by the North Dakota Limited Liability Company Act.
     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
     A unit holder’s ability to transfer units is restricted under the member control agreement. Unit holders may not transfer their units prior to 90 days after financial close, as defined in our member control agreement, unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.

     Beginning 90 days after financial close, as defined in our member control agreement, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our member control agreement and:
•	Has been approved by our governors in accordance with the terms of the member control agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our member control agreement prohibits transfers without the approval of the governors. The governors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
     Our member control agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The member control agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
     Our member control agreement provides that a voluntary dissolution of Gold Energy, LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Gold Energy, LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Gold Energy, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Gold Energy, LLC. Although we will furnish unit holders with such information regarding Gold Energy, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Gold Energy, LLC and a unit holder’s investment in Gold Energy, LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
     Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our member control agreement prohibits any transfer of units without the approval of our governors. Our governors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
     We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors’ income tax return investors’ allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.
Tax Consequences to Our Unit Holders
     We have adopted a fiscal year ending September 30 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending September 30, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our September 30, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $1,000.
     An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
     The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or Gold Energy, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Ethanol Producer Tax Credit
     The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. The credit is effective for taxable years ending after the date of enactment. Even as amended under the Energy Policy Act of 2005, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 100 million gallons of ethanol per year.
     If in the future the small producers tax credit is expanded and we become eligible to receive the credit, we expect that we would be classified as a partnership for tax purposes and we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. However, there is no assurance that such tax legislation will be introduced or passed by the Congress or enacted into law by the President. Further, even if such legislation is enacted, our production may still exceed any expanded production limits, making us ineligible for the credit.
     The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.
Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
     Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Gold Energy, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our member control agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our member control agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the member control agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The member control agreement permits our governors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the member control agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our member control agreement provides our governors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of governors who is also a unit holder of the company. Our member control agreement provides for board designation of the Tax Matters Member. Currently, Randy Schneider is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
     The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
     Gold Energy, LLC is not a party to any pending legal proceedings.
EXPERTS
     Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, have audited our financial statements at September 30, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.

TRANSFER AGENT
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our member control agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.
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GOLD ENERGY LLC
(A Development Stage Company)
Balance Sheet

September 30
2005
ASSETS
Current Assets
Cash and equivalents	$904,625

Equipment
Office equipment	8,532
Accumulated depreciation	(386)

Net equipment	8,146

Other Assets
Land options	6,000
Deferred offering costs	77,151

Total other assets	83,151

Total Assets	$995,922

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts payable	$127,207

Commitments and Contingencies

Members’ Equity
Member contributions, 2,100 units outstanding at September 30, 2005 less costs of raising capital	1,030,138
Deficit accumulated during development stage	(161,423)

Total members’ equity	868,715

Total Liabilities and Members’ Equity	$995,922

Notes to Financial Statements are an integral part of this Statement.

GOLD ENERGY LLC
(A Development Stage Company)
Statement of Operations

From Inception
(May 11, 2005)
to September 30
2005
Revenues	$—

Operating Expenses
Professional and consulting fees	46,323
General and administrative	119,870

Total operating expenses	166,193

Operating Loss	(166,193)

Other Income (Expense)
Interest income	4,770

Total other income	4,770

Net Loss	$(161,423)

Weighted Average Units Outstanding	2,028

Net Loss Per Unit — Basic and Diluted	$(79.60)

Notes to Financial Statements are an integral part of this Statement.

GOLD ENERGY LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

Balance — May 11, 2005	$—
Capital contributions - 2,000 units, $500 per unit, July 7, 2005	$1,000,000
Capital contributions - 100 units, $500 per unit, September 7, 2005	50,000
Costs of raising capital	(19,862)
Net loss for the period ended September 30, 2005	(161,423)

Balance — September 30, 2005	$868,715

Notes to Financial Statements are an integral part of this Statement.

GOLD ENERGY LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(May 11, 2005)
to September
2005
Cash Flows from Operating Activities
Net loss	$(161,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	386
Changes in assets and liabilities
Accounts payable	104,856

Net cash used in operating activities	(56,181)

Cash Flows from Investing Activities
Capital expenditures	(8,532)
Payment for land options	(6,000)

Net cash used in investing activities	(14,532)

Cash Flows from Financing Activities
Member contributions	1,050,000
Payments for cost of raising capital	(19,862)
Payments for deferred offering costs	(54,800)

Net cash provided by financing activities	975,338

Net Increase in Cash and Equivalents	904,625

Cash and Equivalents – Beginning of Period	—

Cash and Equivalents – End of Period	$904,625

Supplemental Disclosure of Non-Cash Financing Activities
Deferred offering costs in accounts payable	$22,351
Notes to Financial Statements are an integral part of this Statement.

GOLD ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
The Company, which anticipates its plant location to be near Wahpeton, North Dakota, was organized to fund and construct a 100 million gallon natural gas-fired ethanol plant with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers grains with solubles as a co-product of ethanol production. Construction is anticipated to begin in the spring of 2006. As of September 30, 2005, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.
Fiscal Reporting Period
The Company adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Equivalents
The Company will consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
The Company intends to maintain its accounts at one financial institution. At times throughout the year, the Company’s cash and equivalents balances, which include cash invested in money market funds, may exceed amounts insured by the Federal Deposit Insurance Corporation. At September 30, 2005, such money market accounts approximated $101,000.
Equipment
Equipment is stated at the lower of cost of estimated fair value. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalizes.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received: or if the financing does not occur, they will be expensed.

Grants
The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and equivalents approximates fair value.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on May 11, 2005 to have an indefinite life. In July 2005, the Company raised $1,000,000 from 20 seed capital investors in exchange for 2,000 units as part of a private placement. In September 2005, the Company raised an additional $50,000 in exchange for 100 units as part of the private placement. Income and losses are allocated to all members based upon their respective percentage units held. See Note 3 for further discussion of members’ equity.
3. MEMBERS’ EQUITY
As specified in the Company’s operating agreement, the Company is authorized to issue 75,000 units in consideration of capital contributions. The Company has one class of membership units, which include certain transfer restrictions as specified in the Company’s operating agreement and pursuant to applicable tax and securities laws.
Private Placement Memorandum
The Company issued a Private Placement Memorandum dated July 6, 2005 for the sale of 2,700 capital units. The units were offered at a price of $500 per unit. The maximum amount to be collected from the offering was $1,350,000, with no minimum requirement. Potential investors were required to make a minimum purchase of 100 units at a cost of $50,000. The proceeds from this offering are being used to pay for organizational, permitting, and other development costs. The Company closed the private placement on September 8, 2005.
As of September 30, 2005, the Company had 2,100 units issued and outstanding held by 21 members in consideration of total capital contributions of $1,050,000. As of September 30, 2005, the Company had accounts payable due to members of approximately $71,000.
Registration Statement
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 33,000 units and up to 75,000 membership units for sale at $1,000 per unit.

4. COMMITMENTS AND CONTINGENCIES
Plant Construction
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $135,500,000. The Company has signed a non-binding letter of intent with a contractor to design and build the ethanol plant at a total contract price of approximately $105,997,000 subject to change based on the September 2005 Construction Cost Index (CCI), published by Engineering News-Record Magazine, whereby changes in the CCI will correspondingly change the contract price. The Company anticipates funding the development of the ethanol plant by raising total equity of at least approximately $33,000,000 and securing financing for up to approximately $101,450,000. The amount of debt financing needed depends on the amount of equity raised in the Offering. An employee of the contractor is an investor and a member of the board of governers of the Company.
Land contracts
The Company is considering several locations to construct the ethanol plant in eastern North Dakota and western Minnesota. The Company has secured land options on three potential sites, two in Richland County, North Dakota and one in Wilken County, Minnesota as described below.
In September 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 120 acres of land in Richland County, North Dakota, for $600,000 until August 29, 2006. The Company paid $1,000 for this option and can extend the option for an additional six month term for additional consideration of $500. If the option is exercised during the time permitted, all consideration will be applied to the purchase price.
In September 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 140 acres of land in Wilkin County, Minnesota, for $1,050,000 until August 9, 2006. The Company paid $5,000 for this option and can extend the option for an additional six month term for additional consideration of $2,500. If the option is exercised during the time permitted, all consideration will be applied to the purchase price.
In October 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 25 acres of land in Richland County, North Dakota, for $125,000 until September 5, 2006. The Company paid $1,500 for this option and can extend the option for an additional six month term for additional consideration of $500. If the option is exercised during the time permitted, all consideration will be applied to the purchase price.
In October 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 80 acres of land in Richland County, North Dakota, for $160,000 until September 5, 2006. The Company paid $2,500 for this option and can extend the option for an additional six month term for additional consideration of $1,250. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. This site is adjacent to the 25 acres under the option above.
Consulting Contracts
In June 2005 the Company entered into a consulting agreement with an unrelated party for approximately $16,000 to research government financing programs for the project.
In July 2005, the Company entered into a consulting agreement with an unrelated party to provide professional services including engineering design services for a rail spur track for approximately $4,000.
In July 2005, the Company entered into a consulting agreement with an unrelated party to provide environmental services including air pollution control permit applications, environmental assessments and other permitting work for approximately $45,000. Either party upon thirty days written notice to the other party may terminate this agreement.
In July 2005, the Company entered into a consulting agreement with a related party to assist in negotiating contracts, raising equity, and securing debt financing. The consultant is an investor and a member of the board of governors. The agreement will continue through the first day after securing debt financing. The Company may terminate the agreement with just cause. The Company paid an initial commitment fee of $50,000. The Company is also required to pay a bonus of $175,000 on the loan closing date. If this agreement is terminated prior to loan closing, the bonus will be allocated based on different percentages of completion as defined in the contract.
In August 2005, the Company entered into a consulting agreement with an unrelated party for $2,900 per month plus travel expenses to provide energy management services. This agreement may be terminated by either party upon 30 days prior written notice.
In August 2005, the Company entered into a consulting agreement with a related party to provide project coordination until 90 days after financial close. The consultant is an investor and member of the board of governors. The Company will pay the consultant $900 per week with the potential for a discretionary bonus of $10,000. Either party may terminate the contract with 14 days prior notice.
In August 2005, the Company entered into a consulting agreement with an unrelated party to provide geotechnical exploration services. Soil borings will be taken and analyzed from four different site locations for a total cost of approximately $13,000. The discoveries will aid in site selection decisions.
In October 2005, the Company entered into a consulting agreement with an unrelated party to provide surveying and engineering services on potential sites not to exceed $7,000 per site.

MINIMUM 33,000 UNITS
MAXIMUM 75,000 UNITS

PROSPECTUS
November 23, 2005
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including ___, 2005 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF GOVERNORS AND OFFICERS.
     Governors and officers of Gold Energy, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s member control agreement and the North Dakota Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our member control agreement provides that to the maximum extent permitted under the North Dakota Limited Liability Company Act and any other applicable law, no member or governor of Gold Energy, LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or governor or both. No governor of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such governor; provided that the provision shall not eliminate or limit the liability of a governor for the following: (1) receipt of an improper financial benefit to which the governor is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, member control agreement, or the North Dakota Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the North Dakota Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each governor relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such governor or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a governor or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any governor, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the governor, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no governor shall be indemnified by the Company in contradiction of the North Dakota Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
     Generally, under North Dakota law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, North Dakota law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the member control agreement provides. Our member control agreement provides that no member or governor of Gold Energy, LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or governor or both.
     The principles of law and equity supplement the North Dakota Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a governor, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any governor, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$8,025.00
Legal fees and expenses	102,800.00
Consulting Fees	250,000.00
Accounting fees	10,000.00
Blue Sky filing fees	19,175.00
Printing expenses	50,000.00
Advertising	150,000.00

Total	$590,000.00

*	All of the above items except the registration fee and blue sky filing fees are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     In July, 2005, we issued and sold 2,000 membership units to our seed capital investors at a purchase price of $500 per unit, without registering the units with the Securities and Exchange Commission. In addition, in September, 2005, we issued 100 seed capital membership units to BioEnergy Capital Consultants, LLC at a purchase price of $500 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,050,000.
ITEM 27. EXHIBITS.
3.1	Articles of Organization of Gold Energy, LLC, Minnesota

3.1A	Name Change Amendment

3.2	Articles of Organization of Gold Energy, LLC, North Dakota

3.3	Member Control Agreement of the registrant

3.4	Certificates of Merger

3.5	Plan of Merger

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Amended and Restated Escrow Agreement with Bremer Trust, N.A.

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Amended and Restated Letter of Intent dated October 25, 2005 between Gold Energy, LLC and Fagen, Inc.

10.2	Letter Agreement dated May 23, 2005 between Gold Energy, LLC and Christianson & Associates, PLLP

10.3	Letter Agreement dated May 25, 2005 between Gold Energy and PlanScape Partners

10.4	Consulting Agreement dated July 6, 2005 between Gold Energy, LLC and BioEnergy Capital Consultants, LLC

10.5	Services Contract dated July 13, 2005 between Gold Energy, LLC and R & R Contracting, Inc.

10.6	Service Agreement dated July 13, 2005 between Gold Energy, LLC and ICM, Inc.

10.7	Letter of Agreement dated July 19, 2005 between Gold Energy, LLC and Barr Engineering Company

10.8	Consulting Agreement dated August, 2005 between Gold Energy, LLC and Michelle Swenson.

10.9	Commercial Lease dated August 1, 2005 between Gold Energy, LLC and Tri-State Aviation, Inc.

10.10	Energy Management Agreement dated August 17, 2005 between Gold Energy, LLC and U.S. Energy Services, Inc.

10.11	Water Treatment Services Agreement dated August 26, 2005 between U.S. Water Services and Gold Energy, LLC

10.12	Real Estate Option Agreement dated August 29, 2005 between Hankinson Community Development Corporation and Gold Energy, LLC

10.13	Real Estate Option Agreement dated September 21, 2005 between the Baudick N. Richardson Trust and Gold Energy, LLC

10.14	Real Estate Option Agreement dated September 28, 2005 between the James, Dan and William Dotzenrod Farm Partnership and Gold Energy, LLC

10.15	Assignment of Option Agreement dated October 7, 2005 between Haukinson Community Development Corporation and Gold Energy, LLC, assigning the Option Agreement dated August 29, 2005 between Hankinson Community Development Corporation and Earl Stoltenow and Albertine Stoltenow.

10.16	Services Contract dated October 17, 2005 between Moore Engineering, Inc. and Gold Energy, LLC.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated November 23, 2005
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a governor, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such governor, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.
SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wahpeton, North Dakota on November 23, 2005.

GOLD ENERGY, LLC

Date:	11/23/05	/s/ Les Nesvig

Les Nesvig
Chairman, President and Governor
(Principal Executive Officer)

Date:	11/23/05	/s/ Randy Schneider

Randy Schneider
Treasurer and Governor
(Principal Financial and Accounting Officer)
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date:	11/23/05	/s/ Les Nesvig

Les Nesvig, Chairman, President, Governor
(Principal Executive Officer)

Date:	11/23/05	/s/ Randy Schneider

Randy Schneider, Treasurer, Governor
(Principal Financial and Accounting Officer)

Date:	11/23/05	/s/ Dan Skolness

Dan Skolness, Vice Chairman, Vice President and Governor

Date:	11/23/05	/s/ Lance Peterson

Lance Peterson, Secretary, Governor

Date:	11/23/05	/s/ Randy Aarestad

Randy Aarestad, Governor

Date:	11/23/05	/s/ Shaun Beauclair

Shaun Beauclair, Governor

Date:	11/23/05	/s/ Bland Benedict

Blane Benedict, Governor

Date:	11/23/05	/s/ Paul Casper

Paul Casper, Governor

Date:	11/23/05	/s/ Mark Dillon

Mark Dillon, Governor

Date:	11/23/05	/s/ Dawn Hebert

Dawn Hebert, Governor

Date:	11/23/05	/s/ Robert Kramer

Robert Kramer, Governor

Date:	11/23/05	/s/ Dirk Lenthe

Dirk Lenthe, Governor

Date:	11/23/05	/s/ Tim McPherson

Tim McPherson, Governor

Date:	11/23/05	/s/ Richard Oftedahl

Richard Oftedahl, Governor

Date:	11/23/05	/s/ Henry Reichert

Henry Reichert, Governor

Date:	11/23/05	/s/ Cynthia Schrieber-Beck

Cynthia Schreiber-Beck, Governor

Date:	11/23/05	/s/ Matt Sederstom

Matt Sederstrom, Governor

Date:	11/23/05	/s/ Michelle Swenson

Michelle Swenson, Governor

Date:	11/23/05	/s/ Lynn Synhorst

Lynn Synhorst, Governor